Exhibit 2.1

MERGER AND SHARE EXCHANGE AGREEMENT

among:

DR ASHLEYS LIMITED;

IMPACT BIOMEDICAL INC.;

DR ASHLEYS NEVADA SUB, INC.;

DR ASHLEYS BIO LABS LIMITED;

and

DR ASHLEYS SHAREHOLDER

Dated as of June 21, 2025

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5.4.	Vote Required	30
5.5.	Non-Contravention; Consents	31
5.6.	Capitalization	32
5.7.	Financial Statements	33
5.8.	Absence of Changes	33
5.9.	Absence of Undisclosed Liabilities	33
5.10.	Title to Assets	34
5.11.	Real Property; Leasehold	34
5.12.	Intellectual Property	34
5.13.	Agreements, Contracts and Commitments	36
5.14.	Compliance; Permits; Restrictions	38
5.15.	Legal Proceedings; Orders	39
5.16.	Tax Matters	39
5.17.	Employee and Labor Matters; Benefit Plans	41
5.18.	Environmental Matters	42
5.19.	Insurance	42
5.20.	No Financial Advisors	42
5.21.	Transactions with Affiliates	43
5.22.	Privacy and Data Security	43
5.23.	Anti-Corruption	43
5.24.	Sanctions Laws	44
5.25.	No Other Representations or Warranties	44
Section 6.	REPRESENTATIONS AND WARRANTIES OF PUBCO	45
6.1.	Due Organization; Subsidiaries	45
6.2.	Organizational Documents	45
6.3.	Authority; Binding Nature of Agreement	45
6.4.	Vote Required	46
6.5.	Non-Contravention; Consents	46
6.6.	Capitalization	47
6.7.	PubCo Activities	47
6.8.	No Financial Advisor	47
6.9.	Investment Company Act	48
6.10.	Taxes	48
6.11.	Information Supplied	48

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Section 7.	REPRESENTATIONS AND WARRANTIES OF IMPACT	48
7.1.	Due Organization; Subsidiaries	48
7.2.	Organizational Documents	49
7.3.	Authority; Binding Nature of Agreement	49
7.4.	Vote Required	49
7.5.	Non-Contravention; Consents	50
7.6.	Capitalization	51
7.7.	SEC Filings; Financial Statements	53
7.8.	Absence of Changes	55
7.9.	Absence of Undisclosed Liabilities	55
7.10.	Title to Assets	55
7.11.	Real Property; Leasehold	55
7.12.	Intellectual Property	56
7.13.	Agreements, Contracts and Commitments	58
7.14.	Compliance; Permits; Restrictions	61
7.15.	Legal Proceedings; Orders	62
7.16.	Tax Matters	62
7.17.	Employee and Labor Matters; Benefit Plans	64
7.18.	Environmental Matters	66
7.19.	Insurance	67
7.20.	Transactions with Affiliates	67
7.24.	Anti-Corruption	68
7.25.	Sanctions Laws	68
7.26.	No Other Representations or Warranties	69
Section 8.	CERTAIN COVENANTS OF THE PARTIES	69
8.1.	Operation of Impact’s Business	69
8.2.	Operation of the Company’s Business	71
8.3.	Operation of PubCo’s Business	73
8.4.	Access and Investigation	75
8.5.	No Solicitation	75
8.6.	Notification of Certain Matters	76

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Section 9.	ADDITIONAL AGREEMENTS OF THE PARTIES	77
9.1.	Registration Statement, Proxy Statement	77
9.2.	Company Shareholder Written Consent	79
9.3.	Special Impact Stockholder Meeting	81
9.4.	Efforts; Regulatory Approvals	83
9.5.	Employee Benefits	85
9.6.	Impact Net Cash	85
9.7.	Impact Net Debt.	87
9.8.	Public Announcements	88
9.9.	Listing	89
9.10.	Tax Matters	89
9.11.	Officers and Directors	90
9.12.	Termination of Certain Agreements and Rights	90
9.13.	Section 16 Matters	90
9.14.	Transition Arrangement	90
Section 10.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	91
10.1.	Effectiveness of Registration Statement	91
10.2.	Regulatory Approvals	91
10.3.	No Restraints	91
10.4.	Board Approval	91
10.5.	Stockholder Approval	91
10.6.	Listing	91
10.7.	Completion of Due Diligence	91
10.8.	Completion of the Company Share Swap	91
10.9.	Company Listed IP	91
Section 11.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF IMPACT	92
11.1.	Accuracy of Representations	92
11.2.	Performance of Covenants	92
11.3.	Documents	92
11.4.	No Company Material Adverse Effect	93
11.5.	Company Stockholder Written Consent	93
11.6.	Opinion	93

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Section 12.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	93
12.1.	Accuracy of Representations	93
12.2.	Performance of Covenants	94
12.3.	Documents	94
12.4.	No Impact Material Adverse Effect	95
12.5.	NYSE Listing	95
12.6.	Impact Counsel Opinion	95
12.7.	Impact Termination of Contracts and Rights	95
12.8.	Impact Transaction Expense	95
Section 13.	TERMINATION	96
13.2.	Effect of Termination	97
Section 14.	MISCELLANEOUS PROVISIONS	98
14.1.	Non-Survival of Representations and Warranties	98
14.2.	Amendment	98
14.3.	Waiver	98
14.4.	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	98
14.5.	Applicable Law; Jurisdiction	99
14.6.	Assignability	99
14.7.	Notices	99
14.8.	Cooperation	100
14.9.	Severability	100
14.10.	Other Remedies; Specific Performance	100
14.11.	No Third-Party Beneficiaries	100

EXHIBITS:

Exhibit A	Form of Impact Stockholder Voting and Support Agreement

Exhibit B	Form of Transition Arrangement Agreement

Exhibit C	Form of Articles of Merger

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MERGER AND SHARE EXCHANGE AGREEMENT

THIS MERGER AND SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of June 20, 2025, by and among Dr Ashleys Limited, a Cayman Islands exempted company limited by shares (“PubCo”), Impact BioMedical, Inc., a Nevada corporation (“Impact”), Dr Ashleys Nevada Sub, Inc., a Nevada corporation (“Merger Sub”), Dr Ashleys Bio Labs Limited, a Cayman Islands exempted company limited by shares, and Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole shareholder of the Company (as defined below) ( “Dr Ashleys Shareholder”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company, wholly-owned by Dr Ashleys Shareholder, and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its subsidiaries;

WHEREAS, Dr Ashleys Bio Labs Limited is a newly incorporated Cayman Islands exempted company, wholly-owned by Dr. Ashley Shareholder, which will complete a share swap with a Hong Kong incorporated company wholly-owned by Dr. Ashley Shareholder, Dr Ashleys Limited (“Dr Ashleys HK”), in connection with which Dr Ashley Shareholder will transfer all of his holding of 419,244,533 ordinary shares of Dr Ashleys HK to Dr Ashleys Bio Labs Limited in exchange for a number of the newly issued ordinary shares of Dr Ashleys Bio Lab Limited (the “Company Share Swap”), which shall be completed as soon as commercially practicable after the date of this Agreement.

For the purposes of this Agreement and the representations and the warranties set forth in Section 5, Dr Ashleys HK is deemed to be the Subsidiary of Dr Ashleys Bio Labs, and after the competition of the Company Share Swap, Dr Ashleys HK will be the Subsidiary of Dr Ashleys Bio Labs Limited. The term “Company” shall refer to each of Dr Ashleys Bio Labs Limited and Dr Ashley HK, both individually and jointly (unless otherwise specified).

WHEREAS, Merger Sub was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, the Parties desire and intend to effect certain transactions whereby on and subject to the terms and conditions of this Agreement, (a) Merger Sub will merge with and into Impact, with Impact being the surviving entity, as a result of which, (i) Impact shall become a wholly-owned Subsidiary of PubCo and (ii) each issued and outstanding Impact Share immediately prior to the Effective Time and after giving effect of the NYSE Reverse Split, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one PubCo Ordinary Share (the “Merger”), and (b) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding Company Shares from Dr Ashleys Shareholder in exchange for the issue by PubCo of the Company Share Consideration (the “Share Exchange”), as a result of which the Company shall become a wholly-owned Subsidiary of PubCo;

1

WHEREAS, the Impact Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Impact and its stockholders, (ii) approved and declared advisable this Agreement and the Ancillary Documents contemplated hereby and the Contemplated Transactions pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Impact vote to adopt this Agreement and thereby approve the Contemplated Transactions;

WHEREAS, the Company Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of the Company and Dr. Ashleys Shareholder, (ii) approved and declared advisable this Agreement and the Ancillary Documents contemplated hereby and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that Dr Ashleys Shareholder vote to adopt this Agreement and thereby approve the Contemplated Transactions;

WHEREAS, the sole director of the Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Ancillary Documents contemplated hereby and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

WHEREAS, the sole director of the PubCo Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of PubCo and its sole stockholder, (ii) approved and declared advisable this Agreement and the Ancillary Documents contemplated hereby and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of PubCo votes to adopt this Agreement and thereby approve the Contemplated Transactions.

WHEREAS, Dr Ashleys Shareholder is the sole shareholder of the Company and owns good and valid title of all of the issued and outstanding Company Shares free and clear of any and all Liens.

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, DSS, Inc., a New York corporation, and its subsidiaries (solely in their capacity as stockholders of Impact) (the “Impact Consenting Stockholders”), collectively holding 91,747,370 Impact Shares on an as-converted basis as of the date of this Agreement, representing 86.81% of the Impact Shares on an as-converted basis, are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Impact Stockholder Voting and Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Impact (a) to adopt this Agreement and thereby approve the Contemplated Transactions and (b) against any Acquisition Proposal  .

2

WHEREAS, for U.S. federal income Tax purposes, it is intended that, taken together, the Contemplated Transactions will be treated as a tax-free transaction pursuant to Section 351(a) of the Code and (ii) if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, this Agreement will constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of the Code and the Treasury Regulations thereunder.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DEFINITIONS AND INTERPRETATIVE PROVISIONS

1.1. Definitions.

(a) For purposes of this Agreement (including this Section 1):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Impact, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral, contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means, with respect to a Party, any transaction or series of related transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which such Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding shares of Impact Common Stock (in the case of Impact) or Company Capital Stock (in the case of the Company) or (iii) in which such Party or any of its Subsidiaries issues securities representing 20% or more of the outstanding shares of Impact Common Stock (in the case of Impact) or Company Capital Stock (in the case of the Company); or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the assets of such Party and its Subsidiaries, taken as a whole (as determined by such Party’s board of directors or a committee thereof).

For the avoidance of doubt, any transactions, series of related transactions, agreement or discussion entered into or proposed to enter into by the Company for purposes of raising capital that is otherwise in accordance with the terms of this Agreement shall not be deemed an Acquisition Transaction.

3

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means each agreement, instrument, certificate or document to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement, the Impact Disclosure Schedules, the Company Disclosure Schedules, the Articles of Merger, the Impact Stockholder Voting and Support Agreement and Transition Arrangement Agreement.

“Anti-Corruption Laws” means (i) the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 and all other applicable Laws of similar effect, and the related rules, regulations and published interpretations thereunder, (ii) all applicable anti-money laundering laws, and the related rules, regulations and published interpretations thereunder, and (iii) all applicable anti-terrorism financing laws, and the related rules, regulations and published interpretations thereunder.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon in good faith by Impact and the Company.

“At the Money Impact Options” shall mean Impact Options with an exercise price equals the Impact Closing Price.

“At the Money Impact Warrants” shall mean Impact Warrants with an exercise price equals the Impact Closing Price.

“BMI Closing Shares” means 1,800,000 shares of PubCo Ordinary Shares, which number is subject to adjustments determined by PubCo, representing 1.00% of the total issued and outstanding PubCo Ordinary Shares of PubCo at the Closing.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Partner” means any research, development, production, collaboration or similar commercialization partner of the Company or its Subsidiaries with respect to the Company Products, or of Impact or its Subsidiaries with respect to the Impact Products, as applicable.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

4

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of Dr Ashleys Bio Labs Limited.

“Company Capital Stock” means all issued and outstanding Company Shares.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Section 5.6(a).

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has any obligation or (c) under which the Company or any of its Subsidiaries has any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Exclusively Licensed Intellectual Property” means any and all Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Company, or to which the Company has or purports to have any other exclusive right, but excluding agreements between any of the Company or any Subsidiary thereof and another Subsidiary of the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 5.1(a), 5.1(b), 5.2, 5.3, 5.4 and 5.20.

“Company Inbound License” means any Company Contract pursuant to which the Company is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under (a) any Intellectual Property of any other Person that is material to the business of the Company taken as a whole (or to the further research, development and commercialization of Company Products as currently planned by Company), in each case, other than (i) agreements between the Company and its employees or consultants, with this exception limited to the extent of the assignment of Intellectual Property created by such individuals to the Company thereunder and (ii) agreements for any Third Party non-customized commercially available object code software licensed to the Company on generally available, standard commercial pricing and other terms for less than $250,000; or (b) any Company Exclusively Licensed Intellectual Property.

5

“Company Intellectual Property” means (i) any and all Intellectual Property owned or purported to be owned, solely or jointly, by the Company or its Subsidiaries (“Company Owned Intellectual Property”), and (ii) any and all Intellectual Property owned by any other Person and licensed or purported to be licensed to the Company or its Subsidiaries or to which the Company or any of its Subsidiaries has or purports to have any other right (“Company Licensed Intellectual Property”).

“Company Key Employee” means (i) any executive officer of the Company or any of its Subsidiaries; and (ii) any employee of the Company or any of its Subsidiaries that reports directly to the Company Board.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business, or (f) general economic or political conditions or conditions generally affecting the industries (including changing tariff regimes) in which the Company and its Subsidiaries operate.

“Company Share Consideration” means 169,560,000 shares of PubCo Ordinary Shares, representing 94.20% of the total issued and outstanding PubCo Ordinary Shares at the Closing, without giving effect to the Compensation Shares which will be issued as part of the Share Exchange in accordance with Section 3.2. For the avoidance of doubt, in the event of issuance of the Compensation Shares in accordance with Section 3.2(d) at the Closing, the Company Share Consideration will be reduced by such number of Compensation Shares.

“Company Shares” means the ordinary shares, $0.0001 par value per share, of Dr Ashleys Bio Labs Limited.

“Company Outbound License” means any Company Contract pursuant to which the Company grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Company Intellectual Property that is material to the business of the Company taken as a whole to any other Person, in each case, other than any (a) outbound non-exclusive license agreements entered into in the ordinary course of business consistent with past practice and where the grants of rights are (i) solely to commercial service providers to perform services for the Company or (ii) incidental to any assays or other materials obtained from third parties under material transfer agreements or other similar contracts, in each case, consistent with industry standard, and (b) agreements between any of the Company or any Subsidiary thereof and another Subsidiary of the Company.

6

“Company Product” means the product that the Company discovers, commercializes, produces, or distributes, individually or jointly.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal with respect to the Company (other than by Impact or an Affiliate thereof and other than actions made in compliance with Section 8.5), (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to the Company or (c) upon willful and material breach of the Company’s obligations set forth in the first sentence of Section 8.5(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 24 2025, between the Company and Impact.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means, collectively, the Share Exchange and the Merger contemplated by this Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Drug Governmental Authority” means any Governmental Authority having jurisdiction over the safety, efficacy, approval, research, development, testing, labeling, manufacture, packaging, import, export, storage, sale, commercialization or distribution of Company Products or Impact Products, such as the FDA, the European Medicines Agency, or the United Kingdom Medicines and Healthcare Products Regulatory Agency.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each compensation, severance, termination protection, change in control, transaction bonus, retention or similar contract, plan, program, arrangement, policy or guidelines, and (iii) each other plan, program, arrangement or policy providing for compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, tax gross-up, vacation benefits, insurance (including any self-insured arrangement), health, medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case whether or not written.

7

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended.

“Fraud” means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Nevada common law. In no event shall “Fraud” hereunder include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

8

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312 and all comparable standards of any other applicable Drug Governmental Authority.

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Parts 11 and 58, and all comparable standards of any other applicable Drug Governmental Authority.

“Good Manufacturing Practices” means the requirements set forth at 21 U.S.C. § 351(a)(2)(B) and in the regulations for drugs contained in 21 C.F.R. Parts 11, 210, 211 and 600-680, and all comparable standards of any other applicable Drug Governmental Authority.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including NYSE).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Healthcare Laws” means all applicable health care Laws, including (i) any and all federal, state and local fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)) and the regulations promulgated pursuant to such statutes and equivalent non-U.S. statutory and regulatory provisions; (ii) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; (iii) the health care fraud and false statement provisions of HIPAA; (iv) applicable Laws which are cause for exclusion from any federal health care program and the regulations promulgated pursuant to such statutes and equivalent non-U.S. statutory and regulatory provisions; (v) the federal health care program civil monetary penalty (42 U.S.C. § 1320a-7a) and exclusion authorities (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such statutes; (vi) the Public Health Service Act (42 U.S.C. §§ 201 et seq.) and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; and (vii) all applicable Laws, rules, regulations, orders, judgments, decrees and injunctions administered by the FDA and other applicable regulatory authorities, including those governing recordkeeping, manufacturing, testing, development and approval of any Company Product or Impact Product, including but not limited to FDA’s regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 210, 211, 312, 600 and 610, each as may be amended from time to time and equivalent non-U.S. statutory and regulatory provisions.

9

“Healthcare Submissions” means all required material filings, declarations, listings, registrations, reports or submissions, including adverse event reports.

“HIPAA” means collectively the Health Insurance Portability and Accountability Act (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and their implementing regulations.

“HSR Act” means the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Impact Associate” means any current or former employee, independent contractor, officer or director of Impact.

“Impact Balance Sheet” means the audited balance sheet of Impact as of December 31, 2024, included in Impact’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

“Impact Board” means the board of directors of Impact prior to the Effective Time.

“Impact Capitalization Representations” means the representations and warranties of Impact set forth in Sections 7.6(a) and 7.6(d).

“Impact Closing Price” means the volume weighted average closing trading price of a share of Impact Common Stock on NYSE for the five (5) consecutive trading days ending three (3) trading days immediately prior to the date of the public announcement of this Agreement.

“Impact Common Stock” means the common stock, $0.001 par value per share, of Impact.

“Impact Contract” means any Contract: (a) to which Impact is a party, (b) by which Impact or any Impact Intellectual Property or any other asset of Impact is bound or under which Impact has any obligation or (c) under which Impact has or may acquire any right or interest.

“Impact Employee Plan” means any Employee Plan that Impact or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Impact or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

10

“Impact Fundamental Representations” means the representations and warranties of Impact and Merger Sub set forth in Sections 7.1(a), 7.1(b), 7.2, 7.3, 7.4 and 7.21.

“Impact D&O Insurance” means the directors and officers insurance with Westfield (Policy No. LSA-433726M-00) with the policy period from 09/16/2024 to 09/16/2025 and any other insurance policy from a reputable insurance provider with substantially equivalent terms (whether by way of a renewal or otherwise) that is obtained by Impact.

“Impact Intellectual Property” means (i) any and all Intellectual Property owned or purported to be owned, solely or jointly, by Impact or its Subsidiaries (“Impact Owned Intellectual Property”), and (ii) any and all Intellectual Property owned by any other Person and licensed or purported to be licensed to Impact or its Subsidiaries or to which Impact or any of its Subsidiaries has or purports to have any other right (“Impact Licensed Intellectual Property”).

“Impact Key Employee” means (i) an executive officer of Impact; and (ii) any employee of Impact that reports directly to the Impact Board or to an executive officer of Impact.

“Impact Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Impact Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Impact or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been an Impact Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Impact Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Impact Common Stock may be taken into account in determining whether an Impact Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Impact that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries (including changing tariff regimes) in which Impact or any of its Subsidiaries operates (other than to the extent contemplated by the succeeding clause (g)), (g) any government shutdown or slowdown, (h) the sale or winding down of the Impact’s business or operations as they exist prior to the Closing, and the sale, license or other disposition of the Impact Pre-Closing Assets in compliance with the terms of this Agreement and applicable Law, or (i) any change in the cash position of Impact and its Subsidiaries which results from operations in the Ordinary Course of Business.

“Impact Net Cash” means, the aggregate amount of cash balance in bank as of the Closing evidenced by account statement(s) issued by the banks and certified by Impact’s chief financial officer (the “Certified Bank Statement”) where Impact maintains its corporate accounts.

11

“Impact Net Debt” means all liability, indebtedness, expense, and trade payables of Impact and its Subsidiaries that are due and payable as of the Closing Date or otherwise invoiced on or prior to the Closing Date, excluding the ordinary course operation expense incurred and billed on monthly basis relating to leasing of the Celio Warehouse in Dallas pursuant to the warehouse service agreement between DSS PurerAir, Inc. and Western Packaging North Inc., dated September 1, 2024, as set forth in Section 7.13 of the Impact Disclosure Schedule.

“Impact Options” means options to purchase shares of Impact Common Stock granted by Impact, whether or not granted pursuant to any Impact Stock Plan.

“Impact Outbound License” means any Impact Contract pursuant to which Impact grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Impact Intellectual Property that is material to the business of Impact taken as a whole to any other Person, in each case, other than any (a) outbound non-exclusive license agreements entered into in the ordinary course of business consistent with past practice and where the grants of rights are (i) solely to commercial service providers to perform services for Impact or (ii) incidental to any assays or other materials obtained from third parties under material transfer agreements or other similar contracts, in each case, consistent with industry standard, and (b) agreements between any of Impact or any Subsidiary thereof and another Subsidiary of Impact.

“Impact Series A Preferred Stock” means the series A preferred stock of Impact at $0.001 par value per share.

“Impact Product” means the science and technologies and products that Impact discovers, confirms, patents, produces, sells or distributes or commercializes.

“Impact Shares” means shares of Impact Common Stock.

“Impact Triggering Event” shall be deemed to have occurred if: (a) Impact shall have failed to include in the Proxy Statement the Impact Board Recommendation, (b)(i) the Impact Board or any committee thereof shall have made an Impact Board Adverse Recommendation Change or (ii) the Impact Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal with respect to an acquisition of Impact (other than by the Company or an Affiliate thereof and other than actions made in compliance with Section 8.5 (except for an Impact Board Adverse Recommendation Change)), (c) Impact shall have entered into any letter of intent or similar document or any similar Contract relating to any Acquisition Proposal or (d) upon willful and material breach of Impact’s obligations set forth in the first sentence of Section 8.5.

“Impact Warrants” means warrants exercisable for the purchase or issuance of any shares of Impact Common Stock.

“In the Money Impact Options” shall mean Impact Options with an exercise price less than the Impact Closing Price.

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“In the Money Impact Warrants” shall mean Impact Warrants with an exercise price less than the Impact Closing Price.

“Insiders” means the officers and directors of Impact.

“Intellectual Property” means any and all intellectual property or proprietary rights of any kind or nature throughout the world, including all (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, and substitutions thereof and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such patent or patent application (collectively, “Patents”); (ii) trade names, trade dress, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks, and related registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions (including as disclosed in invention disclosures and discoveries) and confidential information, including manufacturing information, methods and processes, assays, materials, engineering and other manuals and drawings, operating procedures, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data and similar data and information (collectively, “Trade Secrets”); (v) rights of privacy or publicity; (vi) rights in software, data and databases, and industrial property rights; (vii) embodiments of any of the foregoing, and (viii) rights to assert, claim, enforce or sue and collect damages or seek other remedies for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of NYSE or the Financial Industry Regulatory Authority). For the avoidance of doubt, the term “Law” includes any and all Environmental Laws, Healthcare Laws and Privacy Laws.

13

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Merger Consideration” means:

(i) for each Impact Share (after giving effect to the NYSE Reverse Split) that is issued and outstanding immediately prior to the Effective Time, one PubCo Ordinary Share to be issued in exchange for such Impact Share in accordance with Section 2.6, and

(ii) for all Impact Shares (after giving effect to the NYSE Reverse Split) that are issued and outstanding immediately prior to the Effective Time and exchangeable for the PubCo Ordinary Shares in accordance with Section 2.6, 8,640,000 shares of PubCo Ordinary Shares, which number is subject to adjustments mutually agreed by PubCo and Impact, to be issued in exchange for all such Impact Shares, representing 4.80% of the total issued and outstanding PubCo Ordinary Shares at the Closing.

For the avoidance of doubt, the Impact Shares that are entitled to be converted into the Merger Consideration include the Impact Common Stock issued upon the valid exercise or settlement of outstanding In the Money Impact Options (if any) and In the Money Impact Warrants (if any), upon conversion of the Impact Series A Preferred Stock, and upon conversion of the Promissory Note, as applicable.

“Merger Sub Board” means the board of directors of Merger Sub.

“NYSE” means the New York Stock Exchange American.

“NRS” means the Nevada Revised Statutes.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Orderly Transition” means orderly transition of Impact’s business and operations in connection with the Contemplated Transactions.

“Ordinary Course of Business” means, in the case of each of the Company and Impact, such actions taken in the ordinary course of its normal operations and consistent with its past practices, as applicable.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

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“Out of the Money Impact Options” shall mean Impact Options with an exercise price greater than the Impact Closing Price.

“Out of the Money Impact Warrants” shall mean Impact Warrants with an exercise price greater than the Impact Closing Price.

“Promissory Note” means the second amended and restated promissory note dated September 16, 2024 between Impact and DSS, Inc.

“Party” or “Parties” means the PubCo, Company, Impact, Merger Sub and Dr Ashleys Shareholder, either individually or jointly, as applicable.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves have been made on the Company Financials or the Impact Balance Sheet, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Impact, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person that are subject to regulation by the Privacy Laws.

“Privacy Laws” mean, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities, including but not limited to HIPAA; (ii) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies with which the Company has been or is contractually obligated to comply; and (iv) any applicable rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.

“PubCo Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of PubCo.

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“PubCo Board” means the board of directors of PubCo.

“PubCo Capital Stock” means the PubCo Ordinary Shares.

“PubCo Charter” means the articles of incorporation of PubCo.

“PubCo Equity Incentive Plan” means equity incentive plan for PubCo, in form and substance to be mutually agreed by PubCo, Company and Impact prior to the Closing.

“PubCo Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a PubCo Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the PubCo or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a PubCo Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, the any change in the cash position of the PubCo and its Subsidiaries which results from operations in the Ordinary Course of Business, or (e) general economic or political conditions or conditions generally affecting the industries (including changing tariff regimes) in which the Company and its Subsidiaries operate.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“NYSE Reverse Split” means a reverse stock split of all outstanding shares of Impact Common Stock at a reverse stock split ratio mutually agreed to by Impact and the Company that is effected by Impact for the purpose of maintaining compliance with NYSE listing requirements or of maintaining compliance with Impact’s authorized share count, or for other purposes as mutually agreed by the parties.

“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States that broadly prohibit or restrict dealings with such country or region (currently including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine).

16

“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions or similar restrictions under any Sanctions Laws, including (a) any Person identified in any sanctions list maintained by the U.S. government, including (i) the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), (ii) the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the U.S. Department of State; (b) any Person located, organized or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned fifty percent (50%) or more by, or acting for the benefit or on behalf of, a Person described in the Specially Designated Nationals and Blocked Persons list maintained by OFAC or the foregoing clause (b).

“Sanctions Laws” means all applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to export items (including hardware, software, or technology) and/or services, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, and any other similar Laws of any other jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Time” means the time that is immediately prior to the Effective Time.

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 70% for these purposes) that: (a) was not obtained or made as a result of a breach of (or a violation of) Section 8.5(a) by Impact, (b) is on terms and conditions that the Impact Board or the Company Board, as applicable (or any committee thereof) determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any binding written offer by the other Party to the Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, it deems are more favorable, from a financial point of view, to Impact’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions, (c) is not subject to any debt financing conditions (and if debt financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

17

“Tax Return” means any return (including any information return), report, statement, declaration, claim of refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to Impact, and solely to the extent due at the Closing Date, the aggregate amount (without duplication) of all costs, fees and expenses incurred by Impact or any of its Subsidiaries, or for which Impact or any of its Subsidiaries are liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including without limitation (a) any fees and expenses of legal counsel and accountants, fees and expenses reasonably expected to be payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Impact in connection with the Contemplated Transactions; (b) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto, with the SEC; (c) the fees and expenses in connection with the printing, mailing and distribution of the Registration Statement and any amendments and supplements thereto; (d) the NYSE Fee (as defined in Section 9.14), and (e) the fees of the Transfer Agent.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	9.6(e)

Antitrust Laws	9.4(b)

Articles of Merger	2.1

Agreement	Preamble

BMI	3.2(c)

Cash Determination Time	9.6(a)

Certifications	7.7(a)

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Term	Section
Closing	4.1

Closing Date	4.1

Closing Filing	9.8(b)

Closing Press Release	9.8(b)

Company	Recitals

Company Board Adverse Recommendation Change	9.2(c)

Company Audited Financial Statements	9.1(e)

Company Board Recommendation	9.2(b)

Company Certificate	3.3(a)(ii)

Company Disclosure Schedule	5

Company Financials	5.7(a)

Company Material Contract	5.13(a)

Company Notice Period	9.2(c)

Company Real Estate Leases	5.11

Company Registered IP	10.3

Company Required F-4 or S-4 Information	9.1(d)

Company Real Estate Leases	9.1(d)

Company Share Swap	Recitals

Company Shareholders	9.2(a)

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Term	Section
Company Shareholder Written Consents	9.2(a)

Compensation Shares	3.2(d)

CTA	7.14(c)

Debt Determination Time	9.7(a)

Debt Dispute Notice	9.7(b)

Dissenting Shares	2.14(b)

Dr Ashleys HK	Recitals

Dr Ashleys Shareholder	Preamble

DTC	2.10

Effective Time	2.3

GAAP	5.7(a)

Impact	Preamble

Impact Board Adverse Recommendation Change	9.3(c)

Impact Board Recommendation	9.3(b)

Impact Consenting Stockholders	Recitals

Impact Contract	7.13(a)

Impact Disclosure Schedule	7

Impact Grant Date	7.6(f)

Impact Licensed Agreements	7.13(a)(ix)

Impact Net Debt Calculation	9.7(a)

Impact Net Debt Schedule	9.7(a)

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Term	Section
Impact Notice Period	9.3(b)

Impact Real Estate Leases	7.11

Impact Registered IP	7.12(a)

Impact SEC Documents	7.7(a)

Impact Second Board Recommendation	9.3(b)

Impact Stock Plan	7.6(c)

Impact Stockholder Meeting	9.1(a)

Impact Stockholder Voting and Support Agreement	Recitals

IND	7.14(c)

Intended Tax Treatment	2.13

Liability	5.9

Merger	Recitals

Merger Sub	Preamble

Net Cash Dispute Notice	9.6(b)

NYSE Fee	9.9

NYSE Listing Application	9.9

Post-Closing Welfare Plan	9.6(b)

PubCo	Preamble

PubCo and Surviving Corporation Directors	9.11

PubCo Disclosure Schedule	6
Pre-Closing Period	8.1(a)

Privacy Policies	5.22

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Term	Section
Proxy Statement	9.1(a)

Registration Statement	9.1(a)

Required Company Shareholder Vote	5.4

Required PubCo Shareholder Vote	6.4

Required Impact Stockholder Vote	7.4

Dr Ashleys Shareholder	Recitals

Signing Filing	9.8(b)

Signing Press Release	9.8(b)

Share Exchange	Recitals

Specified Impact Stockholder Meeting	9.1(a)

Specified Impact Stockholder Matters	9.1(a)(vi)

STF	3.3(a)(i)

Surviving Corporation	2.1

Transition Arrangement Agreement	9.14

Transfer Agent	2.10

WARN	5.17(d)

1.2. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule, PubCo Disclosure Schedule or Impact Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 5, Section 6 or Section 7, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule, PubCo Disclosure Schedule, or the Impact Disclosure Schedule shall qualify other sections and subsections in Section 5, Section 6 or Section 7, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

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Section 2. MERGER

2.1. The Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement and the articles of merger to be filed relating to the Merger, (the “Articles of Merger”), in substantially the form attached hereto as Exhibit C, and in accordance with the applicable provisions of the NRS, Impact and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Impact with Impact being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and Impact shall continue as the surviving company and a wholly owned direct Subsidiary of PubCo. Impact, as the surviving company after the Merger, is hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation.”

2.2. Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Impact and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Impact and Merger Sub set forth in this Agreement to be performed after the Effective Time. As a result of the Merger, Impact will become a wholly-owned subsidiary of PubCo.

2.3. Effective Time. Impact, Merger Sub and PubCo shall cause the Merger to be consummated by filing the executed Articles of Merger with the Secretary of State of the State of Nevada in accordance with Chapter 92A of the NRS. The Merger shall become effective at the time when the Articles of Merger has been duly filed with the Secretary of State of the State of Nevada or at such later time as may be agreed by Impact and Merger Sub (with the prior written consent of the Company) in writing and specified in the Articles of Merger (the “Effective Time”).

2.4. Organizational Documents; Directors and Officers. The certificate of incorporation and bylaws of Impact as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety in the form of the certificate and bylaws of the Merger Sub as in effect immediately prior to the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation, except that, at the Effective Time, Impact shall amend its articles of incorporation and bylaws to (i) change the name “Dr Ashleys Nevada Sub, Inc.” to “Dr Ashleys USA Inc.” , (ii) effect the NYSE Reverse Split, and (iii) make such other changes as PubCo, in its sole discretion, may believe appropriate, until thereafter amended in accordance with such articles of incorporation and bylaws and applicable Law.

2.5. Directors and Officers of Surviving Corporation. At the Effective Time, the directors and officers of the Surviving Corporation shall be the persons designated by the Company, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until their resignation or removal in accordance with the Organizational Documents of the Surviving Corporation or until their respective successors are duly elected or appointed and qualified. At the Effective Time, the board of directors and officers of Impact shall resign and automatically cease to hold office.

2.6. Effect of Merger on Impact Shares and Merger Sub Shares

(a) Impact Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Impact or PubCo, each Impact Share (after giving effect to the NYSE Reverse Split) that is issued and outstanding immediately prior to the Effective Time, shall thereupon be converted into, and the holder of such Impact Share shall be entitled to receive, the Merger Consideration. Each Impact Share converted into the right to receive the Merger Consideration pursuant to this Section 2.6(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time, and each holder of each such Impact Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration into which each such Impact Share shall have been converted in the Merger.

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(b) Impact Preferred Stock and Impact Promissory Note.

(i) In accordance with the terms of the Impact Series A Preferred Stock, immediately prior to the Effective Time, each share of the issued and outstanding shares of Impact Series A Preferred Stock shall convert into one share of Impact Common Stock, and be included as outstanding shares of Impact Common Stock immediately prior to the Effective Time for purposes of Section 2.6(a).

(ii) Impact has agreed with DSS, Inc. to convert the outstanding principal amount and accrued interest (if any) under the Promissory Note into 91,747,370 Impact Shares prior to the Effective Time (provided that the number of shares to be issued to DSS Inc. in respect of the conversion under the Promissory Note may be subject to change based on the conversion rate as may be agreed to between Impact and DSS, Inc. between the date of this Agreement and the Effective Time).

(c) Impact Options and Impact Warrants.

(i) Impact Options. As of immediately prior to the Effective Time, each Impact Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each In the Money Impact Option that is then outstanding shall be canceled and the holder thereof shall be entitled to receive, immediately prior to the Effective Time a number of shares of Impact Common Stock equal to the number of shares underlying such Impact Option. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Impact Common Stock in accordance with the preceding sentence shall be satisfied by Impact withholding from issuance that number of shares of Impact Common Stock calculated by multiplying the legally-required withholding rate for such holder in connection with such issuance by the number of shares of Impact Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities. At the Effective Time, each Out of the Money Impact Option and At the Money Impact Option shall be cancelled for no consideration. Prior to the Closing, the Impact Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide for the foregoing.

(ii) Impact Warrants. As of immediately prior to the Effective Time, each Impact Warrants that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each In the Money Impact Warrants that is then outstanding shall be canceled and the holder thereof shall be entitled to receive, immediately prior to the Effective Time a number of shares of Impact Common Stock equal to the number of shares underlying such Impact Warrants. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Impact Common Stock in accordance with the preceding sentence shall be satisfied by Impact withholding from issuance that number of shares of Impact Common Stock calculated by multiplying the legally-required withholding rate for such holder in connection with such issuance by the number of shares of Impact Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities. At the Effective Time, each Out of the Money Impact Warrant and At the Money Impact Warrant shall be cancelled for no consideration. Prior to the Closing, the Impact Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide for the foregoing.

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(d) Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Impact stockholders or PubCo, each share of Merger Sub common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Surviving Corporation, PubCo, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.7. Satisfaction of Rights. All securities issued upon the surrender of Impact Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided, that any restrictions on the sale and transfer of Impact Shares shall also apply to PubCo Ordinary Shares so issued in exchange.

2.8. Lost, Stolen or Destroyed Impact Certificates. In the event any certificates representing Impact Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, PubCo shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities, as may be required pursuant to Section 2.6.

2.9. Stock Transfer Books. At the Effective Time, the register of security holders of Impact shall be closed, and there shall be no further registration of transfers of Impact Shares thereafter on the records of Impact.

2.10. Appointment of Transfer Agent. Until the Closing, the Parties agree to retain the transfer agent currently appointed by Impact, namely Equiniti Trust Company, LLC (the “Transfer Agent”) as its agent, for the purpose of (a) exchanging Impact Shares for PubCo Ordinary Shares in accordance with Section 2.6(a) and (b) issuing the Company Share Consideration in accordance with Section 3.2. The Transfer Agent shall (i) exchange each Impact Share for the Merger Consideration, (ii) issue the Company Share Consideration, and (iii) take or cause to be taken such actions as are necessary to update PubCo’s register of security holders to reflect the actions contemplated by clauses (i) and (ii) of this sentence, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Articles of Merger, the NRS customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company.

2.11. Exchange of Book-Entry Shares.

(a) Exchange Procedures. Promptly after the Closing Date, PubCo shall cause the Transfer Agent to mail to each holder of record of Impact Shares that were converted pursuant to Section 2.6(a) into the Merger Consideration instructions for use in effecting the surrender of the Impact Shares in exchange for Merger Consideration in a form acceptable to the Company and Impact. Upon receipt of an “agent’s message” by the Transfer Agent (or such other evidence, if any, of transfer as the Transfer Agent may reasonably request), the holder of an Impact Share that was converted pursuant to Section 2.6(a) into Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration applicable to the surrendered shares in book-entry form, without interest (subject to any applicable withholding Tax). Each PubCo Ordinary Share to be delivered as Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical PubCo Ordinary Share is required by applicable Law, in which case PubCo and Impact shall jointly cause the Transfer Agent to promptly send certificates representing such PubCo Ordinary Shares to such holder. If payment of Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Impact Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of Impact Shares surrendered or shall have established to the reasonable satisfaction of PubCo and the Company that such Tax either has been paid or is not applicable.

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(b) Distributions with Respect to Exchanged Common Shares. Each PubCo Ordinary Share to be issued as Merger Consideration shall be deemed issued and outstanding as of the Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holders of whole PubCo Ordinary Shares issued in exchange for Impact Shares pursuant to Section 2.6(a) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole PubCo Ordinary Shares.

(c) No Transfer. After the Effective Time, there shall be no further transfer on the records of Impact of Impact Shares which have been converted, pursuant to this Agreement, into the right to receive the Merger Consideration set forth herein.

2.12. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Impact and Merger Sub, the officers and directors of Impact and PubCo are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.13. Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, it is intended that, taken together, the Share Exchange and the Merger will qualify as (a) an exchange under Section 351(a) of the Code and (b) as a “reorganization” under Section 368(a) of the Code and this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder ((a) and (b), together, the “Intended Tax Treatment”). The Parties further agree and acknowledge that the Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of Impact (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8(c)) None of the Parties nor any of their respective Affiliates has taken or has agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code or as a reorganization within the meaning of Section 368(a) of the Code.

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2.14. Appraisal Rights.

(a) Subject to the limitations set forth in the Impact Stockholder Voting and Support Agreement, to the extent the stockholder is entitled to appraisal rights under Chapter 92A of NRS, Impact Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such Impact Shares in accordance with the NRS (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described Section 2.6 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of PubCo Capital Stock held by them in accordance with the NRS, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the NRS. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Impact Capital Stock under the NRS (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.6 and 2.8.

(b) Impact shall give PubCo and the Company a list of dissenting stockholders as well as prompt written notice of any demands by dissenting stockholders received by Impact, withdrawals of such demands and any other instruments served on the Impact and any material correspondence received by Impact in connection with such demands, and Impact shall have the right to participate in all negotiations and proceedings with respect to such demands. Impact shall not, except with PubCo’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 3. SHARE EXCHANGE

3.1. Exchange of Company Shares. At the Closing (defined below) and subject to and upon the terms and conditions of this Agreement and the Organizational Documents of the Company, Dr Ashleys Shareholder shall sell, assign and transfer to PubCo, and PubCo shall purchase, acquire, assume and accept from the Dr Ashleys Shareholder, all of the legal and beneficial title to the Company Shares with full title guarantee, free from all Liens (other than Liens arising as a result of transfer restrictions under applicable securities Laws and the relevant Organizational Documents) and together with all rights attaching to the Company Shares at the Closing (defined below) (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Closing). Following the Closing, Dr Ashleys Bio Labs Limited will be a wholly-owned Subsidiary of PubCo.

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3.2. Consideration.

(a) Subject to and upon the terms and conditions of this Agreement, the aggregate consideration owed to Dr Ashleys Shareholder in exchange for such Dr Ashleys Shareholder’s Company Shares shall consist of the issuance of a number of PubCo Ordinary Shares equal to the Company Share Consideration.

(b) PubCo shall issue to Dr Ashleys Shareholder the Company Share Consideration at the Closing.

(c) PubCo shall issue to BMI Capital International LLC (or its designees) (the “BMI”) the BMI Closing Shares at the Closing.

(d) PubCo shall issue to Frank D. Heuszel, the Chief Executive Officer of Impact a total of 22,000 shares of PubCo Ordinary Shares (“Compensation Shares”) at the Closing. For the avoidance of doubt, to avoid dilution to the Impact Shareholders, the Compensation Shares are excluded from the Merger Consideration and will be deducted from the Company Share Consideration to be issued to Dr Ashleys Shareholder at the Closing.

3.3. Transfer of Company Shares and Other Undertakings.

(a) At or prior to the Closing, Dr Ashleys Shareholder shall deliver or procure the delivery to PubCo of:

(i) a duly executed stock transfer form in respect of his Company Shares to effect the transfer of his Company Shares (the “STF”);

(ii) share certificates representing the Company Shares (“Company Certificate”), if his Company Shares are certificated (in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to PubCo, the Dr Ashleys Shareholder may instead deliver to PubCo an indemnity for lost certificate in form and substance reasonably acceptable to PubCo);

(b) At the Closing, the Company shall deliver or procure the delivery to PubCo of a copy of the executed resolution of the Company Board, or similar authorization, (i) approving the form of the STF and the transfer of the Company Shares from Dr Ashleys Shareholder to PubCo and (ii) instructing the Transfer Agent to update the Company’s register of security holders such that PubCo is entered in the register of members as the sole holder of all of the Company Shares.

3.4. Dr. Ashleys Shareholder Consent. Dr Ashleys Shareholder hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Contemplated Transactions. Dr Ashleys Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of Dr Ashleys Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents and any other agreement in respect of the Company to which Dr Ashleys Shareholder is a party or bound and all applicable Laws. Dr Ashleys Shareholder hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organizational Documents or otherwise as may affect the Contemplated Transactions (other than its rights pursuant to this Agreement). Further, subject to applicable Law, Company and Dr Ashleys Shareholder hereby waive any obligations of any other Person pursuant to the Company’s Organizational Documents to the extent they relate to the Contemplated Transactions

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3.5. Withholding. Impact, PubCo, the Dr Ashleys Shareholder, the Transfer Agent, the Surviving Corporation and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 4. CLOSING

4.1. Closing. Subject to the satisfaction or waiver of the conditions set forth in Sections 10, 11 and 12, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of signatures, on the next Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, or at such other date, time or place as the Company and Impact may agree (the date at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by e-mailed PDF files or by facsimile.

Section 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure schedule delivered by the Company to Impact (the “Company Disclosure Schedule”), the Company represents and warrants to Impact and Merger Sub as follows:

5.1. Due Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Section 5.1(a) of the Company Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of the Company and the respective equity ownership held by the Company in each Subsidiary.

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(b) Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) Other than as set forth in Section 5.1(a) of the Company Disclosure Schedule, as of the date of this Agreement, the Company has no other Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

5.2. Organizational Documents. The Company has delivered to Impact accurate and complete copies of the Organizational Documents of the Company and its Subsidiaries in Section 5.2 of the Company Disclosure Schedule. The Company is not in breach or violation of its Organizational Documents in any material respect.

5.3. Authority; Binding Nature of Agreement. Subject to obtaining the Required Company Shareholder Vote, the Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Impact and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.4. Vote Required. The written consent or affirmative votes of Dr Ashleys Shareholder are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (collectively, the “Required Company Shareholder Vote”).

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5.5. Non-Contravention; Consents.

(a) Subject to (i) obtaining the Required Company Shareholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(v) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for (i) obtaining the Required Company Shareholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions (in each case except under Company Contracts that are not Company Material Contracts, and in the case of such filings, notices or Consents under Company Material Contracts, except as the failure to make such filing, give such notice or obtain such Consent would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect).

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(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the Companies Act , to the extent applicable to the Company, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

5.6. Capitalization.

(a) As of the date hereof, the authorized capital of the Company consists of 500,000,000 shares of Company Shares.

(b) All of the outstanding Company Capital Stock as set out in Section 5.6(a) have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. Section 5.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to Company Capital Stock (including shares issued pursuant to the exercise of options) and specifies which of those repurchase rights are currently exercisable.

(c) As of the date hereof, the Company does not have any option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person.

(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any Company Capital Stock or any other securities or (iv) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

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(e) All outstanding Company Capital Stock and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

5.7. Financial Statements.

(a) Section 5.7(a) of the Company Disclosure Schedule includes true and complete copies of the Company’s (i) consolidated audited balance sheets and related audited statements of operations, changes in statements of stockholders’ equity and cash flows, and notes thereto as of or for the twelve (12) months ended March 31, 2023 and 2024; and (ii) consolidated unaudited balance sheets and related unaudited statements of operations, changes in statements of stockholders’ equity and cash flows, and notes thereto as of or for the twelve (12) months ended March 31, 2025 (the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

5.8. Absence of Changes. Except as set forth on Section 5.8 of the Company Disclosure Schedule, between March 31, 2025 and the date of this Agreement, each of the Company and its Subsidiaries has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 8.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

5.9. Absence of Undisclosed Liabilities. Since March 31, 2025, the Company and its Subsidiaries do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Company Financials; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Company Financials; (iii) Liabilities to perform under Contracts entered into by the Company or its; (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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5.10. Title to Assets. Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Financials and (b) all other tangible assets reflected in the books and records of the Company and its Subsidiaries as being owned by the Company or the Subsidiaries. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

5.11. Real Property; Leasehold. Other than set forth in Section 5.11 of the Company Disclosure Schedule, the Company and its Subsidiaries do not own and have never owned any real property. The Company has made available to Impact (a) an accurate and complete list of all real properties with respect to which the Company or its Subsidiaries directly or indirectly hold a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

5.12. Intellectual Property.

(a) With respect to Patents, each material item of Company Registered IP to be delivered in accordance with Section 10.9 is subsisting and, to the Knowledge of the Company, all issued Patents within the Company Registered IP are valid and enforceable. All filing, registration, maintenance, renewal and similar fees applicable to any Company Registered IP that are currently due have been paid, and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other office or agency in the applicable jurisdictions for the purposes of filing, registering and maintaining such items, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No interference, opposition, reissue, reexamination, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or, to the Knowledge of the Company, threatened regarding any Company Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any Company Intellectual Property.

(c) All founders, key employees and any other employees, contractors, consultants or other personnel involved in the development of Company Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Company Owned Intellectual Property pursuant to which both (i) the Company has obtained ownership of and are the exclusive owners of all right, title and interest in and to such Company Owned Intellectual Property, and (ii) such personnel are bound by commercially reasonable confidentiality obligations with respect to all Company Intellectual Property. To the Knowledge of the Company, no such personnel are in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Company Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(d) The Company Owned Intellectual Property is solely and exclusively owned by the Company or its Subsidiaries free and clear of any Encumbrance, other than Permitted Encumbrances. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Exclusively Licensed Intellectual Property is solely and exclusively in-licensed by the Company, and (ii) the other Company Licensed Intellectual Property is in-licensed by the Company, in each case of the foregoing clauses (i) and (ii), free and clear of any Encumbrance, other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the consummation of the Contemplated Transactions, and all Intellectual Property subject thereto will be owned or in-licensed by the Company on the same terms and conditions thereafter. To the Knowledge of the Company, the Company owns or has a valid and enforceable license to use all material Intellectual Property necessary for, or used or held for use in, the operation of the business of the Company as presently conducted; provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by the Company of the Intellectual Property of other Persons. No current or to the director, officer, employee or to the Knowledge of the Company, contractor of, or consultant to, the Company or its Subsidiaries owns or has any claim, right (whether or not currently exercisable) or interest (or, to the Knowledge of the Company, has alleged that they own or have any such claim, right or interest) to or in any Company Intellectual Property.

(e) To the Knowledge of the Company, the operation of the business of the Company does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, and the further research, development and commercialization of Company Products as currently planned by the Company will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company, nor, to the Knowledge of the Company, any of the licensors of the Company, has received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. As of the date hereof, no Legal Proceeding, is pending or, to the Knowledge of the Company, has been threatened, against the Company or such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(f) Neither the Company nor Company Owned Intellectual Property is subject to any Order as of the date hereof, neither the Company nor, to the Knowledge of the Company, any of its licensors has entered into or is a party to any agreement made in settlement of any pending litigation or other Legal Proceeding, which in any case restricts, impairs or relates to the Company’s use or other exploitation in any manner of any Company Intellectual Property or of any other Intellectual Property owned by any other Person.

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(g) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property, and no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any such infringement, misappropriation or other violation of any Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) The Company has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all Trade Secrets and other confidential information included in the Company Intellectual Property and, to the Knowledge of the Company, there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or other confidential information, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) To the Knowledge of the Company, each item of Company Intellectual Property that is Company Registered IP owned by the Company is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Except as contained in license, distribution and service agreements entered into in the ordinary course of business by Company (i) the Company is not bound by any Company Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to the Company, taken as a whole and (ii) the Company has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) The Company has delivered or made available to Impact, a complete and accurate copy of all Company Inbound Licenses and all Company Outbound Licenses. With respect to each of the material Company Inbound Licenses and Company Outbound Licenses: (i) to the Knowledge of the Company, each such agreement is valid, binding on, enforceable against the Company, in accordance with its terms, subject to the Enforceability Exceptions, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

5.13. Agreements, Contracts and Commitments.

(a) Section 5.13(a) of the Company Disclosure Schedule identifies each of the following types of Company Contracts that is in effect as of the date of this Agreement, and the definitive agreements in respect of the Contemplated Transactions (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) that relates to any material bonus, deferred compensation, or severance plans or arrangements;

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(ii) evidencing a commitment by the Company or any of its Subsidiaries to make a future capital expenditure in excess of $2,500,000;

(iii) relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by the Company or any of its Subsidiaries in excess of $2,500,000(excluding loans by the Company to wholly-owned Subsidiaries in the Ordinary Course of Business);

(iv) providing for or governing the formation of any joint venture, partnership, strategic alliance, research and development collaboration, or similar arrangement;

(v) (A) pursuant to which any Person granted the Company an exclusive license under any Intellectual Property, or (B) pursuant to which the Company or any of its Subsidiaries granted any Person an exclusive license under any Company Intellectual Property;

(vi) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of the Company or any of its Subsidiaries;

(vii) that is a settlement, conciliation or similar Contract with or approved by any Governmental Authority (A) pursuant to which the Company or any of its Subsidiaries will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on the conduct of the Company or any of its Subsidiaries (other than customary confidentiality obligations);

(viii) with any Governmental Authority, except for materials transfer agreements, agreements with academic institutions and non-disclosure agreements entered into in the Ordinary Course of Business;

(ix) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or the issuance of any guaranty by the Company or any of its Subsidiaries;

(x) relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(xi) requiring payment by or to the Company or any of its Subsidiaries after the date of this Agreement in excess of $2,500,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (C) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of the Company or any of its Subsidiaries, in each case, except for Company Contracts entered into in the Ordinary Course of Business; or

(xii) with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company or any of its Subsidiaries in connection with the Contemplated Transactions.

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(b) The Company has delivered or made available to Impact accurate and complete copies of all Company Material Contracts that are in written form, including all amendments thereto, The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

5.14. Compliance; Permits; Restrictions.

(a) Each of the Company and its Subsidiaries is and, since April 1, 2023, has been in compliance in all material respects with all Laws applicable to the Company and its Subsidiaries, and, since April 1, 2023, the Company has not received any written notice alleging any actual or suspected material violation with respect to any applicable Laws, or been charged with any unresolved material violation of any applicable Law, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries holds, and since April 1, 2023 has held, all Governmental Authorizations necessary for the Company and its Subsidiaries to lawfully own, lease or otherwise hold and operate its properties and assets and conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Governmental Authorizations held by the Company and its Subsidiaries are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation or nonrenewal thereof (and, to the Knowledge of the Company, no such termination, suspension, revocation or nonrenewal has been otherwise threatened in writing), and the Company and its Subsidiaries are in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

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5.15. Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company or any of its Subsidiaries.

5.16. Tax Matters.

(a) Each of the Company and its Subsidiaries have filed with the appropriate Governmental Authority all income and other material Tax Returns that are required to be filed by it and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by or with respect to the Company and its Subsidiaries have been paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. The Company and its Subsidiaries have established on their relevant books and records, in accordance with GAAP, reserves that are adequate for the payment of any income or other material Taxes not yet due and payable. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of the Company and its Subsidiaries that arose in connection with any failure to pay any material Tax, other than Permitted Encumbrances.

(b) None of the Company and its Subsidiaries has executed any power of attorney with respect to Taxes which will continue in effect after the Closing other than any customary powers of attorney entered into with the Company’s Tax Return preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Company and its Subsidiaries.

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(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have: (i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the manner prescribed by applicable Law, remitted to the proper Governmental Authority (or is properly holding for such remittance) all amounts required to be so withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no dispute, audits, examinations, assessments or other actions concerning any Tax Liability of the Company and its Subsidiaries pending or, to the Knowledge of the Company, threatened by any Governmental Authority against, or with respect to, the Company and its Subsidiaries that remains unpaid, and none of the Company and its Subsidiaries has received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(e) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(f) None of the Company and its Subsidiaries are party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(g) None of the Company and its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Tax Law), other than any affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Tax Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(h) None of the Company and its Subsidiaries is subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the Knowledge of the Company, otherwise. As of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i) The Company is not and has not been a United States real property holding corporation within the meaning the Section 897(c)(2) of the Code in the last five (5) years.

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(j) Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

5.17. Employee and Labor Matters; Benefit Plans.

(a) The Company is, and has been since April 1, 2023, in compliance with all applicable Laws and Orders governing labor or employment, including Laws and Orders relating to employment practices, wages, hours, leaves, harassment, retaliation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and Laws and Orders in respect of any reduction in force, including notice, information and consultation requirements, except where the failure to so comply has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company does not have, or since April 1, 2024 has not had, any material Liability with respect to any misclassification of any person as an independent contractor, consultant, temporary worker or contingent worker rather than as an “employee,” or with respect to any employee leased from another employer.

(b) The Company is not a party to, nor does it have a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or works council representing any of its employees, there are no labor organizations representing any employees of the Company and, as of the date hereof, there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company for the purpose of forming or joining a labor union or works council. Since April 1, 2024 to the date hereof, there has been no strike, slowdown, picketing, lockout, job action, work stoppage, union organizing activity or other labor dispute, or, to the Knowledge of the Company, any threat thereof, affecting the Company or any of its employees.

(c) There is not, and since April 1, 2023 has not been, any Legal Proceeding pending, or to the Knowledge of the Company, threatened in writing relating to employment, including relating to wages and hours, leave of absence, break and meal periods, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term-disability policy, safety, retaliation, libel, wrongful discharge, harassment, reasonable accommodations, immigration or discrimination matters involving any employee of the Company, including unfair labor practices, misclassification of independent contractors or consultants, unlawful retaliation, discrimination or harassment complaints, in each case that is material to the Company, taken as a whole.

(d) Within the past three (3) years, the Company has not implemented any plant closing or layoff of employees that (in either case) violated the United States Worker Adjustment and Retraining Notification Act, as amended, or any similar state, local or foreign law (together, “WARN”) and the Company has not incurred any material Liability under WARN that remains unsatisfied.

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(e) As of the date hereof, the Company does not have any Company Employee Plan.

(f) The Company does not have any obligation to pay or provide any tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other service provider of the Company.

5.18. Environmental Matters. Each of the Company and its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company or its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material Liability under any Environmental Law.

5.19. Insurance. The Company has delivered to Impact accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries as set forth in Section 5.19 of the Company Disclosure Schedule. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, none of the Company and it Subsidiaries has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of the Company and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or its Subsidiaries, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or its Subsidiaries of its intent to do so.

5.20. No Financial Advisors. Except as set forth on Section 5.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

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5.21. Transactions with Affiliates. Section 5.21 of the Company Disclosure Schedule describes any material transactions or relationships, since April 1, 2023 between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

5.22. Privacy and Data Security. Since April 1, 2023, each of the Company and its Subsidiaries has complied with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information, except for such non-compliance as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since April 1, 2023, the Company and its Subsidiaries have complied in all material respects with each of their respective written and published policies concerning the privacy of Personal Information (“Privacy Policies”), if applicable and required. The Company and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance in all material respects with Privacy Laws, and the Company and its Subsidiaries are in compliance in all material respects with such policies and procedures. There have been no material breaches or material violations of any security measures of the Company and its Subsidiaries, or any material unauthorized access, use or disclosure of any Personal Information. None of the Company and its Subsidiaries has received written notice (or, to the Knowledge of the Company, any other communication) of (a) any material violation or breach, or alleged material violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against any of the Company and its Subsidiaries by any Person, and there is no Legal Proceeding pending or, to Knowledge of the Company, threatened against any of the Company and its Subsidiaries, alleging a violation or breach of Privacy Laws and/or Privacy Policies, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole.

5.23. Anti-Corruption.

(a) Neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has directly or indirectly (i) given any funds (whether of the Company or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. In the past five (5) years, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has not received any written communication (or, to the Knowledge of the Company, any other communication) that alleges any of the foregoing. To the Knowledge of the Company, the Company has disclosed to Impact any and all allegations that have been made of any potential wrongdoing by the Company or by any director, officer, employee, agent or representative of the Company (acting in the capacity of a director, officer, employee, agent or representative of the Company) with respect to any Anti-Corruption Law.

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(b) There are not, and in the past five (5) years, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). In the past five (5) years, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or Liability arising under or relating to any Anti-Corruption Law.

5.24. Sanctions Laws. In the past five (5) years, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and in the past five (5) years, there have not been, any Legal Proceedings, allegations, investigations or inquiries concerning any actual or suspected violations of any Sanctions Law pending or to the Knowledge of the Company threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Neither the Company nor any director, officer or employee of any of the Company, is a Sanctioned Person. In the past five (5) years, the Company has not had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

5.25. No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Impact nor any other person on behalf of Impact makes any express or implied representation or warranty with respect to Impact or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Impact set forth in Section 7 (in each case as qualified and limited by the Impact Disclosure Schedule)), none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

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Section 6. REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as set forth in the written disclosure schedule delivered by the PubCo to Impact and the Company (the “PubCo Disclosure Schedule”), the PubCo represents and warrants to Impact and the Company as follows:

6.1. Due Organization; Subsidiaries.

(a) Each of the PubCo and its Subsidiaries is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Section 6.1(a) of the Company Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of the Company and the respective equity ownership held by the Company in each Subsidiary.

(b) Each of the PubCo and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a PubCo Material Adverse Effect.

(c) Other than the Subsidiaries set forth in Section 6.1(a) of the PubCo Disclosure Schedule, the PubCo has no Subsidiaries, and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. PubCo is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. PubCo has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. PubCo has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

6.2. Organizational Documents. PubCo has delivered to Impact and the Company accurate and complete copies of the Organizational Documents of PubCo in Section 6.2 of the PubCo Disclosure Schedule. PubCo is not in breach or violation of its Organizational Documents in any material respect.

6.3. Authority; Binding Nature of Agreement. Subject to obtaining the Required PubCo Shareholder Vote, PubCo has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The PubCo Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the PubCo vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the PubCo and assuming the due authorization, execution and delivery by Impact, Merger Sub, and the Company, constitutes the legal, valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms, subject to the Enforceability Exceptions.

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6.4. Vote Required. The written consent or affirmative vote of a majority of PubCo Ordinary Shares are the only votes of the holders of any class or series of PubCo Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (collectively, the “Required PubCo Shareholder Vote”).

6.5. Non-Contravention; Consents.

(a) Subject to (i) obtaining the Required PubCo Shareholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, neither (x) the execution, delivery or performance of this Agreement by the PubCo, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of PubCo’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the PubCo, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the PubCo;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material contracts of PubCo, or give any Person the right to: (A) declare a default or exercise any remedy under any material contracts of PubCo, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any material contracts of PubCo, (C) accelerate the maturity or performance of any material contracts of PubCo or (D) cancel, terminate or modify any term of any material contracts of PubCo, except in the case of any nonmaterial breach, default, penalty or modification, except as would not be reasonably expected to have, individually or in the aggregate, a PubCo Material Adverse Effect; or

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(v) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the PubCo or any of its Subsidiaries, except as would not be reasonably expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

(b) Except for (i) obtaining the Required PubCo Shareholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions (in each case except under Company Contracts that are not PubCo Material Contracts, and in the case of such filings, notices or Consents under PubCo Material Contracts, except as the failure to make such filing, give such notice or obtain such Consent would not reasonably expected to have, individually or in the aggregate, a PubCo Material Adverse Effect).

(c) The PubCo Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the Companies Act, to the extent applicable to PubCo, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions.

6.6. Capitalization. As of the date hereof, the authorized capital of PubCo consists of 500,000,000 PubCo Ordinary Shares. Prior to giving effect to the Contemplated Transactions, PubCo does not have any Subsidiaries or own any equity interests in any other Person other than Merger Sub.

6.7. PubCo Activities. Since its formation, PubCo (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions and other de minimis assets or Liabilities, and (d) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

6.8. No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of PubCo.

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6.9. Investment Company Act. PubCo is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

6.10. Taxes. To the Knowledge of PubCo, there is no plan or intention to cause PubCo to be liquidated (for federal income Tax purposes) following the Transactions.

6.11. Information Supplied. None of the information supplied or to be supplied by PubCo expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Contemplated Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to Impact Shareholders with respect to the consummation of the Contemplated Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, PubCo does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Impact, the Company, Dr Ashleys Shareholder or any of their respective Affiliates.

Section 7. REPRESENTATIONS AND WARRANTIES OF IMPACT

Except (i) as set forth in the written disclosure schedule delivered by Impact to the Company (the “Impact Disclosure Schedule”) or (ii) as disclosed in the Impact SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Impact SEC Documents shall be deemed to be disclosed in a section of the Impact Disclosure Schedule only if it is reasonably apparent from a reading of such Impact SEC Documents that it would be applicable to such section or subsection of the Impact Disclosure Schedule, Impact represents and warrants to the Company as follows:

7.1. Due Organization; Subsidiaries.

(a) Each of Impact and its Subsidiaries is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Section 7.1(a) of the Impact Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of Impact and the shareholders of each Subsidiary.

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(b) Each of Impact and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Impact Material Adverse Effect.

(c) Except as set forth on Section 7.1(a) of the Impact Disclosure Schedule, Impact has no other Subsidiaries and Impact does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Impact is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Impact has not agreed and is not obligated to make, nor is Impact bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Impact has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

7.2. Organizational Documents. Impact has delivered to the Company accurate and complete copies of the Organizational Documents of Impact and its Subsidiaries. None of Impact and it Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

7.3. Authority; Binding Nature of Agreement. Subject to obtaining the Required Impact Stockholder Vote, Impact has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The Impact Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Impact and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Impact Shares to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Impact vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Impact and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Impact, enforceable against Impact in accordance with its terms, subject to the Enforceability Exceptions.

7.4. Vote Required. The affirmative vote of the holders of a majority of the Impact Shares (including the shares into which the Impact Series A Preferred Stock and Promissory Note convert in accordance with Section 2.6(b), and the shares into which the In the Money Impact Options (if any) and In the Money Impact Warrants (if any) convert in accordance with Section 2.6(c)) properly cast is the only vote of the holders of any class or series of Impact’s capital stock necessary (i) to approve the issuance of Impact Shares to the stockholders of the Company pursuant to the terms of this Agreement (the “Required Impact Stockholder Vote”).

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7.5. Non-Contravention; Consents.

(a) Subject to (i) obtaining the Required Impact Stockholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, neither (x) the execution, delivery or performance of this Agreement by Impact, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Impact or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Impact or its Subsidiaries or any of the assets owned or used by Impact or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Impact or its Subsidiaries or that otherwise relates to the business of Impact, or any of the assets owned, leased or used by Impact; or

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Impact Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Impact Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Impact Contract, (C) accelerate the maturity or performance of any Impact Contract or (D) cancel, terminate or modify any term of any Impact Contract, except in the case of any nonmaterial breach, default, penalty or modification;

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) obtaining the Required Impact Stockholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, Impact was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions, and in the case of such filings, notices or Consents under Impact Contracts (except as the failure to make such filing, give such notice or obtain such Consent would not reasonably expected to have, individually or in the aggregate, a Impact Material Adverse Effect).

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7.6. Capitalization.

(a) The authorized capital stock of Impact consists of (i) 4,000,000,000 shares of Impact Common Stock of which 12,085,412 shares have been issued and are outstanding as of the date of this Agreement and (ii) 100,000,000 shares of Impact Series A Preferred Stock, par value $0.001 per share, of which 60,496,041 have been issued and are outstanding as of the date of this Agreement. Impact does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Impact Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Impact Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Impact Common Stock is subject to any right of first refusal in favor of Impact. There is no Impact Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Impact Common Stock. Impact is not under any obligation, nor is Impact bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Impact Common Stock or other securities. There are no repurchase rights held by Impact with respect to shares of Impact Common Stock (including shares issued pursuant to the exercise of stock options). With respect to any equity securities in Impact subject to a “substantial risk of forfeiture” (within the meaning of Code Section 83 and the Treasury Regulations promulgated thereunder), the applicable holder thereof made a valid Code Section 83(b) election.

(c) Except for Impact Biomedical 2023 Employee, Director and Consultant Equity Incentive Plan (the “Impact Stock Plan”) as set forth in Section 7.6(c)) of the Impact Disclosure Schedule, Impact does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Impact has reserved 5,000,000 shares of Impact Common Stock for issuance under the Impact Stock Plan, of which 4,080,000 shares have been reserved for issuance upon exercise or settlement of Impact Options and Impact Warrants, as applicable, granted under the Impact Stock Plan, and 920,000 shares remain available for future issuance pursuant to the Impact Stock Plan. Section 7.6(c)(i) of the Impact Disclosure Schedule sets forth the following information with respect to each Impact Option and Impact Warrant outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Impact Common Stock subject to such Impact Option and Impact Warrant at the time of grant, (iii) the number of shares of Impact Common Stock subject to such Impact Option and Impact Warrant as of the date of this Agreement, (iv) the exercise price of such Impact Option and Impact Warrant, as applicable, (v) the date on which such Impact Option and Impact Warrants was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Impact Option and Impact Warrant, as applicable, expires, (viii) whether such Impact Option and Impact Warrant, as applicable, is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (ix) in the case of an Impact Option and Impact Warrant, as applicable, the plan pursuant to which such Impact Option or Impact Warrant was granted. Impact has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Impact has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Impact Stock Plan and any amendments thereto.

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(d) Except for the outstanding Impact Options and Impact Warrants, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Impact, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Impact, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Impact is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Impact. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Impact. The treatment of the Impact Options and the Impact Warrants under this Agreement do not violate the terms of the Impact Stock Plan.

(e) All outstanding shares of Impact Common Stock, Impact Options, and Impact Warrants have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Impact Options and Impact Warrants granted pursuant to the Impact Stock Plan, (i) each grant of an Impact Option or Impact Warrants was duly authorized no later than the date on which the grant of such Impact Option and Impact Warrants was by its terms to be effective (the “Impact Grant Date”) by all necessary corporate action, including, as applicable, approval by the Impact Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required stockholder approval by the necessary number of votes or written consents, (ii) each Impact Option and Impact Warrant grant was made in accordance with the terms of the Impact Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Impact Option was not less than the fair market value of a share of Impact Common Stock on the applicable Impact Grant Date.

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7.7. SEC Filings; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Impact with the SEC since February 12, 2021 (the “Impact SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Impact SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Impact SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Impact SEC Documents (collectively, the “Certifications”) were, as of their respective dates and in all material respects, accurate and complete and complied as to form and content with all applicable Laws.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Impact SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Impact and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Impact and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments that are not individually or in the aggregate material). No financial statements of any Person other than Impact and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Impact.

(c) Impact’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to Impact within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as disclosed under Section 7.7(f) of the Impact Disclosure Schedule, Impact has not received any comment letter from the SEC or the staff thereof or any correspondence from NYSE or the staff thereof relating to the delisting or maintenance of listing of the Impact Common Stock on NYSE. Impact has not disclosed any unresolved comments in the Impact SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Impact, the Impact Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

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(f) Except as disclosed in Schedule 7.7(f) of the Impact Disclosure Schedule, Impact is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of NYSE.

(g) Impact maintains, and has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Impact and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Impact Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Impact and its Subsidiaries that could have a material effect on Impact’s financial statements. Neither Impact nor Impact’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by Impact, which is reasonably likely to adversely affect Impact’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of Impact who have a significant role in Impact’s internal control over financial reporting. Impact maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in Impact’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Impact’s management as appropriate to allow timely decisions regarding required disclosure. The principal executive officer and the principal financial officer of Impact have made all certifications required by the Exchange Act and the Sarbanes-Oxley Act. Impact is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(h) None of Impact or any of its Subsidiaries has effected, entered into or created, or has any commitment to effect, enter into or create, any securitization transaction or “off-balance sheet arrangement” (as defined in Section 2.03 of Form 8-K under the Exchange Act).

(i) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Impact SEC Documents. (i) None of the Impact SEC Documents is the subject of ongoing SEC review and (ii) there are no material inquiries or investigations by the SEC or any internal investigations pending or threatened in writing regarding any accounting practices of Impact.

(j) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), none of Impact or any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Impact.

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7.8. Absence of Changes. Between December 31, 2024 and the date of this Agreement, Impact has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Impact Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 8.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

7.9. Absence of Undisclosed Liabilities. Since December 31, 2022, Impact and its Subsidiaries do not have any Liabilities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Impact Balance Sheet; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Impact Balance Sheet; (iii) Liabilities to perform under Contracts entered into by Impact or its Subsidiaries (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any lawsuit); (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

7.10. Title to Assets. Each of Impact and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Impact Balance Sheet and (b) all other tangible assets reflected in the books and records of Impact as being owned by Impact. All of such assets are owned or, in the case of leased assets, leased by Impact or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

7.11. Real Property; Leasehold. Neither Impact nor any of its Subsidiaries owns or has ever owned any real property. Impact has made available to the Company (a) an accurate and complete list of all real properties with respect to which Impact directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Impact or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Impact Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

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7.12. Intellectual Property.

(a) Section 7.12(a) of the Impact Disclosure Schedule contains a true and complete list of all issued Patents, Marks and Copyrights included in the Impact Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (such registrations and applications, the “Impact Registered IP”), including, with respect to each such item, (i) the jurisdiction of application/registration, (ii) the application or registration number, and (iii) the date of filing, or issuance or registration. Each material item of Impact Registered IP, except for Patents, is subsisting, valid and enforceable. With respect to Patents, each material item of Impact Registered IP is subsisting and, to the Knowledge of Impact, all issued Patents within the Impact Registered IP are valid and enforceable. All filing, registration, maintenance, renewal and similar fees applicable to any Impact Registered IP that are due for 2025 have been paid, and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other office or agency in the applicable jurisdictions for the purposes of filing, registering and maintaining such items, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect. To the Knowledge of Impact, for all granted patents and pending patent applications, each inventor or their assignee, as applicable has assigned all of his or her rights and interests in such patents and patent applications to Impact.

(b) No interference, opposition, reissue, reexamination, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or to the Knowledge of Impact, threatened regarding any Impact Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any Impact Intellectual Property.

(c) All founders, key employees and any other employees, contractors, consultants or other personnel involved in the development of Impact Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Impact Owned Intellectual Property pursuant to which both (i) Impact has obtained ownership of and are the exclusive owners of all right, title and interest in and to such Impact Owned Intellectual Property, and (ii) such personnel are bound by commercially reasonable confidentiality obligations with respect to all Impact Intellectual Property. To the Knowledge of Impact, no such personnel are in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Impact Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

(d) Impact Owned Intellectual Property is solely and exclusively owned by Impact free and clear of any Encumbrance, other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect, the Impact Licensed Intellectual Property is in-licensed by Impact, free and clear of any Encumbrance, such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the consummation of the Transactions, and all Intellectual Property subject thereto will be owned or in-licensed by Impact on the same terms and conditions thereafter. Impact owns or has a valid and enforceable license to use all material Intellectual Property necessary for, or used or held for use in, the operation of the business of Impact as presently conducted; provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by Impact of the Intellectual Property of other Persons. No current or former director, officer, employee or to the Knowledge of Impact, contractor of, or consultant to, Impact owns or has any claim, right (whether or not currently exercisable) or interest (or, to the Knowledge of Impact, has alleged that they own or have any such claim, right or interest) to or in any Impact Intellectual Property.

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(e) To the Knowledge of Impact, the operation of the business of Impact as of the date of this Agreement does not infringe, misappropriate or otherwise violate, and as currently conducted has not infringed, misappropriated or otherwise violated, and the further research, development and commercialization of Impact Products as currently planned by Impact will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect. As of the date hereof, neither Impact, nor, to the Knowledge of Impact, any of the licensors of Impact, has received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. As of the date hereof, no Legal Proceeding, is pending or to the Knowledge of Impact, has been threatened, against Impact or such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(f) Neither Impact nor Impact Owned Intellectual Property is subject to any Order as of the date hereof, and neither Impact nor, to the Knowledge of Impact, any of its licensors has entered into or is a party to any agreement made in settlement of any pending litigation or other Legal Proceeding, which in any case restricts, impairs or relates Impact’s to use or other exploitation in any manner of any Impact Intellectual Property or of any other Intellectual Property owned by any other Person.

(g) To the Knowledge of Impact, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Impact Intellectual Property, and no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any such infringement, misappropriation or other violation of any Impact Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

(h) Impact has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all Trade Secrets and other confidential information included in Impact Intellectual Property and, to the Knowledge of Impact, there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or other confidential information, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

(i) To the Knowledge of Impact, each item of Impact Intellectual Property that is Impact Registered IP owned by Impact is and at all times has been filed and maintained in compliance with all applicable Law all filings, payments, and other actions required to be made or taken to maintain such item of Impact Registered IP in full force and effect have been made by the applicable deadline, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

(j) Except as contained in agreements entered into in the ordinary course of business by Impact as of the Closing Date or as disclosed in Section 7.12(j) of the Impact Disclosure Schedule, (i) Impact is not bound by any Impact Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to Impact, taken as a whole and (ii) Impact has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation, or violation of any material Intellectual Property right.

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(k) Impact has delivered or made available to Impact, a complete and accurate copy of all Impact License Agreements as set forth in Section 7.12(k) of the Impact Disclosure Schedule. With respect to each of the material Impact License Agreements: and except as disclosed in Section 7.12(k)(iii) of the Impact Disclosure Schedule (i) each such agreement is valid, binding on, enforceable against Impact, in accordance with its terms, subject to the Enforceability Exceptions, (ii) Impact has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither Impact nor to the Knowledge of Impact, no other party to any such agreement, is in breach or default thereof in any material respect.

7.13. Agreements, Contracts and Commitments.

(a) Section 7.13(a) of the Impact Disclosure Schedule identifies each of the following types of Impact Contracts that is in effect as of the date of this Agreement, (each, an “Impact Contract” and collectively, the “Impact Contracts”):

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) that relates to any bonus, deferred compensation, or severance plans or arrangements;

(iii) evidencing a commitment by Impact or any of its Subsidiaries to make a future capital expenditure;

(iv) a relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services;

(v) (A) that includes (1) any “most favored nations” terms or conditions, including with respect to pricing, (2) containing exclusivity obligations or otherwise limiting the freedom or right of Impact or any of its Subsidiaries to sell, distribute or manufacture any products or services for another person, or (3) any rights of first refusal, rights of first negotiation or similar obligations or restrictions, including such rights which provide a right of first negotiation or refusal to purchase, lease, sublease, license, sublicense, use, possess or occupy any securities, assets (including Intellectual Property) or other interest of Impact or any of its Subsidiaries or (B) containing any provision or covenant that materially limits, or purports to materially limit, the ability of Impact or its Subsidiaries taken as a whole to engage in any line of business (whether generally or in any geographic area) or compete with any Person or in any line of business or geographic area;

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(vi) relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Impact or any of its Subsidiaries;

(vii) providing for or governing the formation of any joint venture, partnership, strategic alliance, research and development collaboration, or similar arrangement;

(viii) providing for indemnification or guaranty to a third party;

(ix) (A) pursuant to which any Person granted Impact an exclusive license under any Intellectual Property, or (B) pursuant to which Impact or any of its Subsidiaries granted any Person an exclusive license under any Impact Intellectual Property (the “Impact License Agreements”);

(x) that has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of development, regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of Impact or any of its Subsidiaries;

(xi) that is a settlement, conciliation or similar Contract with or approved by any Governmental Authority (A) pursuant to which Impact or any of its Subsidiaries will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on the conduct of Impact or any of its Subsidiaries (other than customary confidentiality obligations);

(xii) with any Governmental Authority, except for materials transfer agreements, agreements with academic institutions and non-disclosure agreements entered into in the Ordinary Course of Business;

(xiii) that is a clinical trial agreement, clinical study agreement or similar agreement;

(xiv) (A) that is a collective bargaining agreement or (B) with any labor organization;

(xv) that prohibits the payment of dividends or distributions in respect of the capital stock of Impact or any of its Subsidiaries, the pledging of the capital stock or other equity interests of Impact or any of its Subsidiaries or the issuance of any guaranty by Impact or any of its Subsidiaries;

(xvi) relating to the disposition or acquisition of assets or any ownership interest in any Entity;

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(xvii) requiring payment by or to Impact or any of its Subsidiaries after the date of this Agreement pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Impact or any of its Subsidiaries, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Impact or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Impact or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Impact or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Impact or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Impact or any of its Subsidiaries, in each case, except for Impact Contracts entered into in the Ordinary Course of Business;

(xviii) with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Impact or any of its Subsidiaries in connection with the Contemplated Transactions;

(xix) that (A) was entered into with any present or former officer, director or employee of Impact or any of its Subsidiaries (other than indemnification agreements or any Employee Plans entered into in the ordinary course of business) or (B) is the type of Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

(b) Impact has delivered or made available to the Company accurate and complete copies of all Impact Contracts, including all amendments thereto. There are no Impact Contracts that are not in written form. Impact has not nor, to Impact’s Knowledge as of the date of this Agreement, has any other party to an Impact Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Impact Contract in such manner as would permit any other party to cancel or terminate any such Impact Contract, or would permit any other party to seek damages. As to Impact and its Subsidiaries, as of the date of this Agreement, each Impact Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Impact Contract to change any material amount paid or payable to Impact under any Impact Contract or any other material term or provision of any Impact Contract.

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7.14. Compliance; Permits; Restrictions.

(a) Each of Impact and its Subsidiaries is, and has been in compliance in all material respects with all Laws applicable to Impact and its Subsidiaries, and Impact has not received any written notice alleging any actual or suspected material violation with respect to any applicable Laws, or been charged with any unresolved material violation of any applicable Law, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

(b) Each of Impact and its Subsidiaries holds, and has held, all Governmental Authorizations necessary for Impact and its Subsidiaries to lawfully own, lease or otherwise hold and operate its properties and assets and conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations is not, and would not reasonably be expected to be, individually or in the aggregate, material to Impact and its Subsidiaries, taken as a whole. The Governmental Authorizations held by Impact and its Subsidiaries are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation or nonrenewal thereof (and to the Knowledge of Impact, no such termination, suspension, revocation or nonrenewal has been otherwise threatened in writing), and Impact and its Subsidiaries are in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to Impact and its Subsidiaries, taken as a whole.

(c) To the Knowledge of Impact, except with respect to any Impact Product for which Impact has withdrawn and/or terminated the new drug application (“IND” or “Investigational New Drug”) and/or clinical trial application (“CTA”), as applicable, and excluding any compassionate use/named patient activities not sponsored by Impact, Impact has made available to the Company complete and accurate copies of (i) each investigational new drug application and all material correspondence relating to clinical trial applications submitted to the FDA or any other Drug Governmental Authority by or on behalf of Impact, including any supplements or amendments thereto, relating to any Impact Product, (ii) all final preclinical study and clinical trial results or reports relating to any Impact Product, (iii) all documents in the possession of Impact or its Subsidiaries related to inspections by any Drug Governmental Authority, in each case relating to any Impact Product, (iv) all material information relating to adverse drug experiences, events or reactions or other safety information obtained or otherwise received by Impact relating to any Impact Product, and (v) clinical trial databases, clinical trial master files, and statistical programs for ongoing and completed clinical trials and studies in the possession of Impact or its Subsidiaries or in a Collaboration Partner’s possession, relating to any Impact Product. Impact has a complete log of the material correspondence described in clause (i) of this section, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Impact and its Subsidiaries, taken as a whole.

(d) As of the date of this Agreement, neither Impact nor any of its Subsidiaries has any current or future obligation or requirement to issue any safety reports to the FDA or any other Drug Governmental Authority on any matter, including with respect to any investigational IND or CTA, including with respect to any Impact Product, and any such prior obligation or requirement has either been terminated by the FDA or other applicable Drug Governmental Authority or has been transferred to a third party without any further requirement on the part of Impact in respect of such drug safety reporting or otherwise.

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7.15. Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and to the Knowledge of Impact, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Impact or any of its Subsidiaries or any Impact Associate (in his or her capacity as such) or any of the material assets owned or used by Impact or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Impact or any of its Subsidiaries, or any of the material assets owned or used by Impact or any of its Subsidiaries is subject. To the Knowledge of Impact, no officer or other Impact Key Employee or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Impact or any of its Subsidiaries or to any material assets owned or used by Impact or any of its Subsidiaries.

7.16. Tax Matters.

(a) Each of Impact and its Subsidiaries have filed with the appropriate Governmental Authority all income and other material Tax Returns that are required to be filed by it and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by or with respect to Impact and its Subsidiaries have been timely paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. Impact and its Subsidiaries have established on their relevant books and records, in accordance with GAAP, reserves that are adequate for the payment of any income or other material Taxes not yet due and payable. None of Impact and its Subsidiaries currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of Impact and its Subsidiaries that arose in connection with any failure to pay any material Tax, other than Permitted Encumbrances.

(b) Each of Impact and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) None of Impact and its Subsidiaries has executed any power of attorney with respect to Taxes which will continue in effect after the Closing other than any customary powers of attorney entered into with Impact’s Tax Return preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of Impact and its Subsidiaries.

(d) Except as would not be material to Impact and its Subsidiaries, taken as a whole, Impact and its Subsidiaries have: (i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the manner prescribed by applicable Law, remitted to the proper Governmental Authority (or is properly holding for such remittance) all amounts required to be so withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

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(e) No deficiencies of Taxes with respect to Impact or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There is no dispute, audits, examinations, assessments or other actions concerning any Tax Liability of Impact and its Subsidiaries pending or, to the Knowledge of Impact, threatened by any Governmental Authority against, or with respect to, Impact and its Subsidiaries that remains unpaid, and none of Impact and its Subsidiaries has received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(f) There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Impact or any of its Subsidiaries. Neither Impact nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

(g) None of Impact and its Subsidiaries has waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(h) None of Impact and its Subsidiaries has constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) None of Impact and its Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(j) None of Impact and its Subsidiaries are party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(k) None of Impact and its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which Impact is the common parent or (ii) has any Liability for the Taxes of any Person (other than Impact and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

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(l) Except as set forth on Section 7.16(l) of the Impact Disclosure Schedule, none of Impact and its Subsidiaries is subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the Knowledge of Impact, otherwise. As of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where Impact or any of its Subsidiaries does not file Tax Returns that Impact or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(m) Impact is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code in the last five (5) years.

(n) Neither Impact nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

7.17. Employee and Labor Matters; Benefit Plans.

(a) Impact is and has been in compliance with all applicable Laws and Orders governing labor or employment, including Laws and Orders relating to employment practices, wages, hours, leaves, harassment, retaliation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and Laws and Orders in respect of any reduction in force, including notice, information and consultation requirements. During the past six (6) years, properly classified, pursuant to the Code and all other applicable Laws, all workers and individual independent contractors that have provided services to Impact. Impact does not have, or has not had, any material Liability with respect to any misclassification of any person as an independent contractor, consultant, temporary worker or contingent worker rather than as an “employee,” or with respect to any employee leased from another employer.

(b) Since January 1, 2021, Impact has not been a party to, nor has it had a duty to bargain for, any collective bargaining agreement or other Contract with a labor union or works council representing any of its employees, there are no labor organizations representing any employees of Impact and, as of the date hereof, there is not, to the Knowledge of Impact, any attempt to organize any employees of Impact for the purpose of forming or joining a labor union or works council. To the date hereof, there has been no strike, slowdown, picketing, lockout, job action, work stoppage, union organizing activity or other labor dispute, to the Knowledge of Impact, or any threat thereof, affecting Impact or any of its employees.

(c) There is not, and since January 1, 2021, has not been, any Legal Proceeding pending, or, to the Knowledge of Impact, threatened in writing relating to employment, including relating to wages and hours, leave of absence, break and meal periods, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term-disability policy, safety, retaliation, libel, wrongful discharge, harassment, reasonable accommodations, immigration or discrimination matters involving any employee of Impact, including unfair labor practices, misclassification of independent contractors or consultants, unlawful retaliation, discrimination or harassment complaints, in each case that is material to Impact, taken as a whole.

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(d) Within the past three (3) years, Impact has not implemented any plant closing or layoff of employees that (in either case) violated WARN and Impact has not incurred any material Liability under WARN that remains unsatisfied.

(e) Section 7.17(e) of the Impact Disclosure Schedule sets forth a correct and complete list of each material Impact Employee Plan. Impact has made available to Company, with respect to each material Impact Employee Plan, accurate and complete copies (as applicable) of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Impact Employee Plan, a written description of the material terms thereof, (ii) the most recent determination letter or opinion letter issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto and (vi) all material correspondence with a Governmental Authority received in the last three (3) years with respect to such Impact Employee Plan.

(f) Each Impact Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter that it is so qualified, and to the Knowledge of Impact, there are no circumstances that would reasonably be expected to cause the loss of such qualification.

(g) Each Impact Employee Plan has been operated, maintained and administered in compliance with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code. As of the date hereof, no Legal Proceeding or governmental audit is pending with respect to any Impact Employee Plan (other than routine claims for benefits) and, to the Knowledge of Impact, no such Legal Proceeding or governmental audit is threatened; and there are no governmental investigations pending or, to the Knowledge of Impact, threatened in connection with any Impact Employee Plan, the assets of any trust under any Impact Employee Plan or the plan sponsor, the plan administrator or any fiduciary under any Impact Employee Plan.

(h) Neither Impact nor any of its respective directors, officers, employees or agents has, with respect to any Impact Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to Impact or any Impact Employee Plan or for which Impact has any future indemnification obligation, except, in each case, as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Impact.

(i) None of Impact nor any of its respective ERISA Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained or contributed or been obligated to contribute to, or has or is reasonably expected to have any direct or indirect Liability with respect to, any (i) plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA, or (v) any health or other welfare arrangement that is self-insured by Impact.

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(j) No Impact Employee Plan provides for, and Impact does not have any present or future obligation to provide, post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.

(k) Impact does not have any obligation to pay or provide any tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other service provider of Impact.

(l) To the extent applicable, all Impact Employee Plans maintained primarily for the benefit of employees outside of the United States comply with applicable Laws, and all such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except, in each case, as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material Liability to Impact.

(m) Neither the execution of this Agreement, nor the consummation of the Merger (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Impact of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(n) Each Impact Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in compliance in all material respects with the requirements of Section 409A of the Code and the applicable guidance thereunder.

7.18. Environmental Matters. Impact and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Impact of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Impact nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Impact or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Impact, there are no circumstances that may prevent or interfere with Impact’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. To the Knowledge of Impact, (i) no current or prior owner of any property leased or controlled by Impact or any of its Subsidiaries has received any written notice or other communication relating to property owned or leased at any time by Impact or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Impact or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Impact nor any of its Subsidiaries has any material Liability under any Environmental Law.

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7.19. Insurance. Impact has made available to the Company accurate and complete copies or summaries of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Impact and its Subsidiaries. Each of such insurance policies is in full force and effect and Impact and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, neither Impact nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Impact and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Impact or such Subsidiary for which Impact or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Impact or any of its Subsidiaries of its intent to do so.

7.20. Transactions with Affiliates. No event has occurred that would be required to be reported by Impact pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 7.20 of the Impact Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Impact as of the date of this Agreement.

7.21. No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Impact.

7.22. Investment Company Act. Impact is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

7.23. Privacy and Data Security. Each of Impact and its Subsidiaries has complied with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information. Impact and its Subsidiaries have complied in all material respects with each of their respective Privacy Policies, if applicable and required. Impact and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance in all material respects with Privacy Laws, and Impact and its Subsidiaries are in compliance in all material respects with such policies and procedures. There have been no material breaches or material violations of any security measures of Impact and its Subsidiaries, or any material unauthorized access, use or disclosure of any Personal Information. None of Impact and its Subsidiaries has received written notice (or, any other communication) of (a) any material violation or breach, or alleged material violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against any of Impact and its Subsidiaries by any Person, and there is no Legal Proceeding pending or, to the Knowledge of Impact, threatened against any of Impact and its Subsidiaries, alleging a violation or breach of Privacy Laws and/or Privacy Policies.

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7.24. Anti-Corruption.

(a) Neither Impact, nor any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact), or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact), has directly or indirectly (i) given any funds (whether of Impact or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. Since August 21, 2020, neither Impact, nor any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact) or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact), has not received any written communication (or, to the Knowledge of Impact, any other communication) that alleges any of the foregoing. To the Knowledge of Impact, Impact has disclosed to the Company any and all allegations that have been made of any potential wrongdoing by Impact, or by any director, officer, employee, agent or representative of Impact (acting in the capacity of a director, officer, employee, agent or representative of Impact) with respect to any Anti-Corruption Law.

(b) There are not, and, since August 21, 2020, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of Impact, threatened against Impact, any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact) or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact). Since August 21, 2020, neither Impact, nor any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact) or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or Liability arising under or relating to any Anti-Corruption Law.

7.25. Sanctions Laws. Since August 21, 2020, neither Impact, nor any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact) or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and since August 21, 2020, there have not been, any Legal Proceedings, allegations, investigations or inquiries concerning any actual or suspected violations of any Sanctions Law pending or, to the Knowledge of Impact, threatened in writing against Impact, any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact) or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact). Neither Impact, nor any director, officer or employee of any of Impact, is a Sanctioned Person. Since August 21, 2020, neither Impact has had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

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7.26. No Other Representations or Warranties. Impact hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Impact or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 5 (in each case as qualified and limited by the Company Disclosure Schedule)), none of Impact nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 8. CERTAIN COVENANTS OF THE PARTIES

8.1. Operation of Impact’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, or (ii) as required by applicable Law, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 13 and the Closing (the “Pre-Closing Period”), Impact shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Impact Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

(b) During the Pre-Closing Period, Impact shall keep current and timely file (subject to extension pursuant to Rule 12b-25 promulgated by the SEC) all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Impact Common Stock on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NYSE only the PubCo Ordinary Shares. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, (iii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, or (iv) as set forth in Section 8.1(b) of the Impact Disclosure Schedule, Impact shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

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(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Impact Common Stock issued upon the valid exercise or settlement of outstanding Impact Options or Impact Warrants, upon conversion of the Impact Series A Preferred Stock, and upon conversion of the Promissory Note, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions and the NYSE Reverse Split;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(vi) (A) adopt, establish or enter into any Impact Employee Plan, including, for avoidance of doubt, any equity awards plans, (B) cause or permit any Impact Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, or (C) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (D) hire or engage any officer or employee;

(vii) enter into any material transaction;

(viii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any Impact Intellectual Property;

(x) withdraw any patent applications that have been submitted with the relevant patent agencies, or delay in responding any inquiries from the relevant patent agencies with respect to the submitted patent applications, except for such withdrawal or delay that the Company are informed of and consented to in writing;

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(xi) (A) make, change or revoke any Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(xii) waive, settle or compromise any pending or threatened Legal Proceeding against Impact or any of its Subsidiaries;

(xiii) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses (provided, however, that any such accounts payable or accrued expenses need not be paid if the validity or amount thereof shall at the time be contested in good faith and the Company are expressly informed of in writing such contested accountable payable or accrued expenses and consented in writing to such delay or failure to repay in writing);

(xiv) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xv) terminate or modify, or fail to exercise renewal rights with respect to, any insurance policy;

(xvi) (A) materially change pricing or royalties or other payments set or charged by Impact or any of its Subsidiaries to other Persons, including without limitation, its customers, Collaboration Partners and licensees, or (B) agree to materially change pricing or royalties or other payments set or charged by Persons to Impact or any of its Subsidiaries;

(xvii) enter into, amend or terminate any Impact Contract; or

(xviii) agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Impact prior to the Effective Time. Prior to the Effective Time, Impact shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

8.2. Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Impact and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

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(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Impact (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) except as required to give effect to anything in contemplation of the Closing or the proposed acquisition of a business entity in Latvia solely owned by Dr Ashleys Shareholder or his affiliate, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) other than in the Ordinary Course of Business, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issue of (A) any capital stock or other security of the Company or any of its Subsidiaries, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) adopt, establish or enter into any Company Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Company Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer or employee;

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(vi) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(vii) (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(viii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(ix) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(x) agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Impact, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

8.3. Operation of PubCo’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Impact and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period PubCo shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Material Contracts of PubCo.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Impact and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, PubCo shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of PubCo Ordinary Shares or other securities;

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(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issue of: (A) any capital stock or other security of PubCo or any of its Subsidiaries, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of PubCo or any of its Subsidiaries;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) adopt, establish or enter into any Company Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Company Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer or employee;

(vi) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(vii) (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(viii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(ix) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(x) agree, resolve or commit to do any of the foregoing.

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(c) Nothing contained in this Agreement shall give Impact, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

8.4. Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Impact, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Impact or the Company pursuant to this Section 8.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 8.4, no access or examination contemplated by this Section 8.4 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

8.5. No Solicitation.

(a) Each of Impact and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making or submission of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding Impact or the Company (as applicable) to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations (other than to inform any Person of the existence of the provisions of this Agreement) with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (except as provided in Section 9.2 and Section 9.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (except as provided in Section 9.2 and Section 9.3), or (vi) publicly propose, resolve or agree to do any of the foregoing (except as provided in Section 9.2 and Section 9.3).

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(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

8.6. Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Impact, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Impact Key Employee or Company Key Employee (as applicable) of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 10, Section 11 or Section 12, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Impact Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 10, Section 11 or Section 12 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 8.6 shall not be deemed to be a breach for purposes of Section 11.2 or Section 12.2, as applicable, unless such failure to provide such notice was knowing and intentional.

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Section 9. ADDITIONAL AGREEMENTS OF THE PARTIES

9.1. Registration Statement, Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Impact and PubCo shall prepare with the assistance of the Company and file with the SEC (i) a proxy statement relating to the Impact Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) a registration statement on Form F-4 or Form S-4  (in PubCo’s discretion), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form F-4 or Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of PubCo Ordinary Shares to be issued by virtue of the Contemplated Transactions. Impact and PubCo with the assistance of the Company shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Impact shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Impact Common Stock pursuant to the Contemplated Transactions. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and their Affiliates, as applicable, to the other Parties that is required by Law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Impact Stockholders to vote, at a special meeting of Impact Stockholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Impact Stockholder Meeting”), in favor of resolutions approving:

(i) the adoption and approval of this Agreement and the Contemplated Transactions by Impact Stockholders in accordance with Impact’s Organizational Documents, the NRS and the rules and regulations of the SEC and NYSE (including the adoption of the PubCo Charter and Bylaws effective as of the Closing and the appointment of the board of directors of Holdings, and any other proposals as are required to implement the foregoing);

(ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto;

(iii) the adoption of the NYSE Reverse Split;

(iv) to the extent the consent of Impact Stockholders is required under the applicable Law, appointment of the PubCo and Surviving Corporation Directors;

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(v) the adoption and approval the PubCo Equity Incentive Plan for PubCo, in the form and substance to be mutually agreed by the PubCo, Impact and the Company;

(vi) such other matters as Impact and the Company shall hereafter mutually determine to be necessary or advisable in order to effect the Transactions contemplated herein (the approvals described in foregoing clauses (i) to (vi), collectively, the “Specified Impact Stockholder Matters”); and

(vii) the adjournment of the Special Impact Stockholder Meeting, if necessary or desirable in the reasonable determination of Impact in consultation with PubCo.

(b) Impact covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the NRS as well as the SEC form requirements, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Impact for inclusion in the Registration Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.

(c) Impact shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Impact’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the Effective Time, (i) Impact or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Impact filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Impact stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Impact shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Impact Common Stock issuable in connection with the Contemplated Transactions for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

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(d) The Company shall reasonably cooperate with Impact and provide, and cause its Representatives to provide, Impact and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Impact to be included in the Registration Statement (collectively, the “Company Required F-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Impact a consent letter of the Company’s independent accounting firm, dated no more than three (3) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Impact), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Impact may not file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Impact has included the Company Required Form F-4 or S-4 Information in the Registration Statement in substantially the same form as it was provided to Impact by the Company pursuant to this Section 9.1; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Impact for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

(e) As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to Impact audited financial statements for each of its fiscal years required to be included in the Registration Statement (the “Company Audited Financial Statements”). Each of the Company Audited Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements.

9.2. Company Shareholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, Dr Ashleys Bio Labs Limited shall have obtained the approval by written consent from shareholders of Dr Ashleys Bio Labs Limited (collectively, the “Company Shareholders”) sufficient for the Required Company Shareholder Vote in lieu of a meeting pursuant to of the Companies Act, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to the Companies Act, a copy of which will be attached thereto, and (iii) acknowledging that by its approval of the Share Exchange it is not entitled to appraisal rights with respect to its shares in connection with the Share Exchange and thereby waives any rights to receive payment of the fair value of its capital stock under the Companies Act (the “Company Shareholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

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(b) The Company agrees that: (i) the Company Board shall approve this Agreement and the Contemplated Transactions and recommend that the Company Shareholders vote to adopt and approve this Agreement and the Contemplated Transactions (the recommendation of the Company Board that the Company Shareholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) except as provided in Section 9.2(c), the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Impact, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Impact or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 9.2(b), and subject to compliance with Section 8.5 and this Section 9.2, if at any time prior to approval and adoption of this Agreement by the Required Company Shareholder Vote, Dr Ashleys Bio Labs Limited receives a Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Impact (collectively, a “Company Board Adverse Recommendation Change”), if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) Dr Ashleys Bio Labs Limited has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period negotiated with Impact to the extent required by clause (y) below and (iii) if after Impact shall have delivered to Dr Ashleys Bio Labs Limited a written offer to alter the terms or conditions of this Agreement during the Company Notice Period pursuant to clause (y) of the proviso to this sentence, the Company Board (or a committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Impact receives written notice from Dr Ashleys Bio Labs Limited confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Company Notice Period, Impact shall be entitled to deliver to Dr Ashleys Bio Labs Limited one or more counterproposals to such Acquisition Proposal and Dr Ashleys Bio Labs Limited will, and cause its Representatives to, negotiate with Impact in good faith (to the extent Impact desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, to attempt to make the applicable Acquisition Proposal cease to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company Shareholders would receive as a result of such potential Superior Offer), Dr Ashleys Bio Labs Limited shall be required to provide Impact with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 9.2(c) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended (it being understood that there may be multiple extensions).

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(d) Dr Ashleys Bio Labs Limited’s obligation to solicit the consent of its stockholders to sign the Company Shareholder Written Consents in accordance with Section 9.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Inquiry, Acquisition Proposal or Company Board Adverse Recommendation Change.

9.3. Special Impact Stockholder Meeting.

(a) Impact shall take all action necessary under applicable Law to call, give notice of and hold the Special Impact Stockholder Meeting to consider and vote upon the Specified Impact Stockholder Matters. The Special Impact Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than thirty (30) days after the effective date of the Registration Statement. Impact shall take reasonable measures to ensure that all proxies solicited in connection with the Special Impact Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Special Impact Stockholder Meeting, or a date preceding the date on which the Special Impact Stockholder Meeting is scheduled, Impact reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Impact Stockholder Vote, whether or not a quorum would be present, or (ii) it will not have sufficient Impact Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Impact Stockholder Meeting, Impact may postpone or adjourn, or make one or more successive postponements or adjournments of, the Special Impact Stockholder Meeting as long as the date of the Impact Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments, provided, however, that more than one postponement or adjournment shall not be permitted without the Company’s prior written consent.

(b) Subject to Section 9.3, Impact agrees that (i) the Impact Board shall recommend that the holders of Impact Common Stock vote to approve the Specified Impact Stockholder Matters and (ii) the Proxy Statement shall include a statement to the effect that the Impact Board recommends that Impact’s stockholders vote to approve the Specified Impact Stockholder Matters (such recommendation of the Impact Board being referred to as the “Impact Board Recommendation”). In addition, the Impact Board shall recommend that the holders of Impact Common Stock vote to approve the other Impact Stockholder Matters (the “Impact Second Board Recommendation”).

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(c) Notwithstanding anything to the contrary contained in Section 9.3(b), and subject to compliance with Section 8.5 and this Section 9.3(c), if at any time prior to approval and adoption of this Agreement by the Required Impact Stockholder Vote, if Impact receives a Superior Offer, the Impact Board may withhold, amend, withdraw or modify the Impact Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Impact Board Recommendation) in a manner adverse to the Company (collectively, a “Impact Board Adverse Recommendation Change”), approve, endorse or recommend an Acquisition Proposal that constitutes a Superior Offer or enter into any agreement or other Contract contemplating or otherwise relating to an Acquisition Proposal that constitutes a Superior Offer, if, but only if, following the receipt of and on account of such Superior Offer: (i) the Impact Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) Impact has, and has caused its financial advisors and outside legal counsel to, during the Impact Notice Period negotiated with the Company to the extent required by clause (y) below, and (iii) if after the Company shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Impact Notice Period pursuant to clause (y) of the proviso to this sentence, the Impact Board (or a committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from Impact confirming that the Impact Board has determined to change its recommendation at least four (4) Business Days in advance of the Impact Board Adverse Recommendation Change (the “Impact Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Impact Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Impact Notice Period, the Company shall be entitled to deliver to Impact one or more counterproposals to such Acquisition Proposal and Impact will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, to attempt to make the applicable Acquisition Proposal cease to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Impact’s stockholders would receive as a result of such potential Superior Offer), Impact shall be required to provide the Company with notice of such material amendment and the Impact Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Impact Notice Period following such notification during which the parties shall comply again with the requirements of this Section 9.3(c) and the Impact Board shall not make an Impact Board Adverse Recommendation Change prior to the end of such Impact Notice Period as so extended (it being understood that there may be multiple extensions). In addition, notwithstanding anything to the contrary in Section 9.3(b), at any time prior to the adoption of this Agreement by the Required Impact Stockholder Vote, the Impact Board may withhold, amend, withdraw or modify the Impact Second Board Recommendation in its exercise of its fiduciary duties.

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(d) Nothing contained in this Agreement shall prohibit Impact or the Impact Board (or a committee thereof) from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that in no event shall this Section 9.3(d) permit a definitive Impact Board Adverse Recommendation Change without complying with the provisions of this Section 9.3. For the avoidance of doubt, no statement that Impact is unable to take a position or is considering its position or a “stop, look and listen” communication shall constitute an Impact Board Adverse Recommendation Change.

(e) Impact’s obligation to call, give notice of and hold the Impact Stockholder Meeting in accordance with Section 9.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any Impact Board Adverse Recommendation Change (unless this Agreement is terminated in connection therewith).

9.4. Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities), to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement, and to cooperate with each other in all matters relating to the Orderly Transition.

(b) In furtherance and not in limitation of Section 9.4(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. The Parties agree that any fees, costs and expenses in connection with any filings required under Antitrust Laws pursuant to this Section 9.4(b) shall be split between the Company and Impact with each of Company and Impact to pay 95.2% and 4.8%, respectively of such fees, costs and expenses.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to PubCo, during the Pre-Closing Period, Impact, PubCo and Merger Sub shall take all reasonable actions necessary to cause PubCo to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

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9.5. Employee Benefits.

(a) Immediately prior to the Effective Time, Impact shall have taken all action necessary to terminate all employees and consultants of Impact. Any and all of such amounts payable and other liabilities or obligations that Impact is required to pay or otherwise satisfy in full prior to the Closing pursuant to the to the foregoing provisions shall constitute liabilities of Impact. Immediately prior to the Effective Time, Impact shall make payment or otherwise satisfy in full (i) any and all compensation and benefits to which any and all employees and/or former employees (including consultants and former consultants) of Impact are or will be entitled to in connection with their employment with Impact and (ii) any and all post-termination severance pay and benefits to which any employees and/or former employees of Impact are or will be entitled to in connection with and following the termination of their employment with Impact. Impact shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 7.17 or contemplated by Section 8.1(b) of the Impact Disclosure Schedule, subject to the provisions of such agreements.

(b) Immediately prior to the Effective Time, Impact shall have taken all action necessary to terminate each Impact Employee Plan. Immediately prior to the Effective Time, Impact shall make payment or otherwise satisfy in full any and all amounts payable and other liabilities or obligations of Impact in connection with the termination of such Impact Employee Plans. Any and all of such amounts payable and other liabilities or obligations that Impact is required to pay or otherwise satisfy in full prior to the Closing pursuant to the to the foregoing provisions shall constitute liabilities of Impact.

(c) This Section 9.5 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.5 shall confer upon any other Person any rights or remedies of any nature whatsoever. Nothing contained herein shall be construed to establish, amend or modify any benefit plan, program, agreement, or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 9.5 shall not create any right in any employee or any other Person to any continued employment with the Company, the Surviving Corporation, Impact or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

9.6. Impact Net Cash.

(a) Impact will deliver to the Company the Certified Bank Statement(s) dated as of the date of the Anticipated Closing Date (the “Cash Determination Time”) certified by Impact’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Impact) evidencing the Impact Net Cash in an amount no less than $10,000.

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(b) The Company shall have the right to dispute any part of the Certified Bank Statement by delivering a written notice to that effect to Impact (a “Net Cash Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to Impact Net Cash and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c) If the Company notifies Impact in writing that it has no objections to the Certified Bank Statement, then the Impact Net Cash as set forth in the Certified Bank Statement shall be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Cash at the Cash Determination Time for purposes of this Agreement.

(d) If the Company delivers a Net Cash Dispute Notice on or prior to the Closing Date, then Representatives of Impact and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Impact Net Cash, which agreed upon the Impact Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Cash at the Cash Determination Time for purposes of this Agreement.

(e) If Representatives of Impact and the Company are unable to negotiate an agreed-upon determination of Impact Net Cash as of the Cash Determination Time after delivery of the Net Cash Dispute Notice (or such other period as Impact and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Impact Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Impact and the Company. If the parties are unable to select an independent auditor within five (5) Business Days, then either Impact or the Company may thereafter request that the New York City Office of the International Centre for Dispute Resolution of the American Arbitration Association (“AAA”) make such selection. Impact and the Company shall promptly deliver to an accounting firm mutually agreed by Impact and the Company (“Accounting Firm”) the Certified Bank Statement and the Dispute Notice, and Impact and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Impact and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Impact and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Impact Net Cash made by the Accounting Firm shall be made in writing delivered to each of Impact and the Company, shall be final and binding on Impact and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Cash at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 9.6(e). The fees and expenses of the Accounting Firm shall be allocated between Impact and the Company in the same proportion that the disputed amount of the Impact Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Impact Net Cash amount. If this Section 9.6(e) applies as to the determination of the Impact Net Cash at the Cash Determination Time, upon resolution of the matter in accordance with this Section 9.6(e), the Parties shall not be required to determine Impact Net Cash again even though the Closing may occur later than the Anticipated Closing Date, except that either Impact and the Company may request a redetermination of Impact Net Cash if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.

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9.7. Impact Net Debt.

(a) No later than five (5) Business Days before the Anticipated Closing Date, Impact (the “Debt Determination Time”) will deliver to the Company a schedule (the “Impact Net Debt Schedule”) setting forth, in reasonable detail, Impact’s good faith, estimated calculation of Impact Net Debt (the “Impact Net Debt Calculation”) as of the Debt Determination Time prepared and certified by Impact’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Impact). Impact shall make available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers and back-up materials used in preparing the Impact Net Debt Schedule and, if reasonably requested by the Company, Impact’s accountants at reasonable times and upon reasonable notice.

(b) The Company shall have the right to dispute any part of the Impact Net Debt Calculation by delivering a written notice to that effect to Impact (a “Debt Dispute Notice”). Any Debt Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Impact Net Debt Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c) If the Company notifies Impact in writing that it has no objections to the Impact Net Debt Calculation or, if the Company does not deliver a Debt Dispute Notice as provided in Section 9.7(b) prior to the Anticipated Closing Date, then the Impact Net Debt Calculation as set forth in the Impact Net Debt Calculation shall be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Debt Calculation at the Cash Determination Time for purposes of this Agreement.

(d) If the Company delivers a Debt Dispute Notice on or prior to the Anticipated Closing Date, then Representatives of Impact and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Impact Net Debt, which agreed upon the Impact Net Debt amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Debt at the Cash Determination Time for purposes of this Agreement.

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(e) If Representatives of Impact and the Company are unable to negotiate an agreed-upon determination of Impact Net Debt as of the Cash Determination Time pursuant to Section 9.7(d) within three (3) days after delivery of the Dispute Notice (or such other period as Impact and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Impact Net Debt shall be referred to an independent auditor of recognized national standing jointly selected by Impact and the Company. If the parties are unable to select an independent auditor within five (5) days, then either Impact or the Company may thereafter request that the New York City Office of the International Centre for Dispute Resolution of the AAA make such selection. Impact and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Impact Debt Schedule and the Dispute Notice, and Impact and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Impact and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Impact and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Impact Net Debt made by the Accounting Firm shall be made in writing delivered to each of Impact and the Company, shall be final and binding on Impact and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Debt at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 9.7(e). The fees and expenses of the Accounting Firm shall be allocated between Impact and the Company in the same proportion that the disputed amount of the Impact Net Debt that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Impact Net Cash amount. If this Section 9.7(e) applies as to the determination of the Impact Net Debt at the Cash Determination Time, upon resolution of the matter in accordance with this Section 9.7(e), the Parties shall not be required to determine Impact Net Debt again even though the Closing may occur later than the Anticipated Closing Date, except that either Impact and the Company may request a redetermination of Impact Net Debt if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.

9.8. Public Announcements.

(a) The Parties agree that, during the Pre-Closing Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of the Company, PubCo and Impact, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within twenty four (24) hours thereafter), PubCo shall issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release and within four (4) Business Days of execution of this Agreement, Impact shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by federal securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within twenty four (24) hours thereafter), PubCo shall issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release and within four (4) Business Days of execution of this Agreement, PubCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by federal securities Laws which Impact shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

9.9. Listing. At or prior to the Effective Time, each of Impact, the Company and PubCo shall use their commercially reasonable efforts to cause (i) PubCo’s initial listing application(s) with NYSE (or another national securities exchange) in connection with the Contemplated Transactions to be approved by NYSE (or such other national securities exchange), including conditional approval prior to the Effective Time (“NYSE Listing Application”), (ii) PubCo to satisfy all applicable initial listing requirements of NYSE (or another national securities exchange) in order to trade immediately following the completion of the Contemplated Transactions, and (iii) the PubCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on NYSE, subject to official notice of issuance, in each case prior to the Closing Date. All NYSE fees associated with any action contemplated by this Section 9.9 due at or prior to the Effective Time (the “NYSE Fee”) shall be borne by Impact.

9.10. Tax Matters.

(a) The Parties shall use reasonable best efforts (and each shall cause its Affiliates) to cause the Contemplated Transactions to qualify for the Intended Tax Treatment. No Party shall take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Contemplated Transactions from qualifying for the Intended Tax Treatment. The Parties shall report the Contemplated Transactions for all applicable Tax purposes in a manner that is consistent with the Intended Tax Treatment. No Party shall take any position that is inconsistent with the Intended Tax Treatment during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.

(b) Impact shall promptly notify the Company if, at any time before the Effective Time, Impact becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Contemplated Transactions from qualifying for the Intended Tax Treatment. The Company shall promptly notify Impact if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Contemplated Transactions from qualifying for the Intended Tax Treatment.

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(c) Impact and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Contemplated Transactions that are required or permitted to be filed on or before the Effective Time. Each of Impact and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Contemplated Transactions.

9.11. Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons appointed by the Company, are elected or appointed, as applicable, to the positions of officers or directors of PubCo and the Surviving Corporation (the “PubCo and Surviving Corporation Directors”), as set forth therein, to serve in such positions effective as of the Effective Time. If any such Person is unable or unwilling to serve as officer or director of PubCo or the Surviving Corporation, as set forth therein, the Company shall designate a successor.

9.12. Termination of Certain Agreements and Rights. Except as set forth on Section 9.12 of the Impact Disclosure Schedule, each of Impact and the Company shall, prior to the Effective Time (as defined below), use commercially reasonable efforts to cause (i) any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Impact and any holders of Impact Common Stock and Impact Series A Preferred Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, (ii) any insurance policies or subscription of services, and (iii) all commercial, employment and other contracts to which Impact or any of its Subsidiary if a party, to be terminated immediately prior to the Effective Time, without any Liability being imposed on the part of Impact or the Surviving Corporation (the “Termination of Agreements and Rights”). Impact shall undertake commercially reasonable efforts to obtain extension of Impact D&O Insurance as applicable until the Closing Date on terms that are commercially and financially reasonable, provided that with respect to the Impact D&O Insurance for which Impact obtains extension, Impact shall deliver a termination notice to the relevant insurance providers and obtain mutual agreements with the Insurer to (i) stop any forthcoming automatic renewal and to (ii) effect the termination of the Impact D&O Insurance on the Closing Date.

For the avoidance of doubt, with respect to the agreements set forth in Section 9.12 of the Impact Disclosure Schedule that are not terminated prior to the Effective Time, the relevant Impact Net Debt should be reduced to $0.

9.13. Section 16 Matters. Prior to the Effective Time, Impact shall take all such steps as may be required to cause any acquisitions of Impact Common Stock and any options to purchase Impact Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Impact, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

9.14. Transition Arrangement. Prior to the Effective Time, PubCo, Impact, Frank D. Heuszel, and such applicable Impact Consenting Stockholders shall have entered into a transition arrangement agreement (the “Transition Arrangement Agreement”), substantially in the form attached hereto as Exhibit B.

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Section 10. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

10.1. Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

10.2. Regulatory Approvals. Any applicable waiting periods (or any extensions thereof) under any Antitrust Law, including the HSR Act (if applicable), shall have expired or otherwise been terminated.

10.3. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

10.4. Board Approval. (a) Impact shall have obtained the Impact Board approval of this Agreement, the Ancillary Documents, the Contemplated Transactions and the Specified Impact Stockholder Matters, and (b) the Company shall have obtained the Company Board approval of this Agreement, the Ancillary Documents, the Contemplated Transactions and the Specified Impact Stockholder Matters.

10.5. Stockholder Approval. (a) Impact shall have obtained the Required Impact Stockholder Vote with respect to the Specified Impact Stockholder Matters and (b) the Company shall have obtained the Required Company Shareholder Vote.

10.6. Listing. The approval of NYSE Listing Application have been obtained and the PubCo Ordinary Shares to be issued in the Contemplated Transactions pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on NYSE.

10.7. Completion of Due Diligence. Due diligence on Impact and the Company has been completed to the satisfaction of Robinson & Cole LLP and BMI.

10.8. Completion of the Company Share Swap. The Company Share Swap shall have been completed within 15 business days of date of this Agreement resulting in Dr Ashleys HK being the wholly-owned Subsidiary of Dr Ashleys Bio Labs Limited.

10.9. Company Listed IP. Within 15 business days of the date of this Agreement, The Company shall deliver to Impact a list of all issued Patents included in the Company Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the Office of the Controller General of Patents, Designs and Trade Marks (i.e., Indian Patent Office) or any similar office or agency anywhere in the world (such registrations and applications, the “Company Registered IP”), including, with respect to each such item, (i) the jurisdiction of application/registration, (iii) the date of filing, publication or issuance or registration and expiration date, and (iv) description of the patent, for each such item.

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Section 11. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF IMPACT

The obligations of Impact to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Impact, at or prior to the Closing, of each of the following conditions:

11.1. Accuracy of Representations. The Company Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

11.2. Performance of Covenants. The Company and PubCo shall not have breached or failed to perform in any material respect any agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

11.3. Documents. Impact shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Director of the Company certifying (i) that the conditions set forth in Sections 11.1, 11.2, 11.4 and 11.5 have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in Section 5.16 is true and accurate in all respects as of the Closing Date;

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(b) a fairness opinion of Dr Ashleys Limited by Corporate Valuation Advisor; and

11.4. No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

11.5. Company Stockholder Written Consent. The Company Shareholder Written Consent executed by Dr Ashleys Shareholder shall be in full force and effect.

11.6. Opinion.

(a) Wong Poon Chan Law & Co., Hong Kong counsel for the Company, shall have furnished to Impact their written opinion, dated such Closing Date, in form and substance satisfactory to Impact;

(b) Harney Westwood & Riegels, Cayman counsel for the Company, shall have furnished to Impact in the form and substance satisfactory to the Impact, dated such Closing Date, in form and substance satisfactory to Impact, with respect to such matters as Impact may reasonably request; and

(c) Robinson & Cole LLP shall have furnished to Impact a tax opinion, dated such Closing Date, in form and substance satisfactory to Impact, with respect to solely the sections of the U.S. federal income tax disclosure in the Form F-4 or S-4 that address the U.S. federal income tax consequences to certain of Impact’s U.S. and non-U.S. shareholders of owning and disposing of PubCo Stock after the Contemplated Transactions.

Section 12. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Share Exchange and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

12.1. Accuracy of Representations. Each of the Impact Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Impact Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Impact and PubCo contained in this Agreement (other than the Impact Fundamental Representations and the Impact Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Impact Material Adverse Effect (without giving effect to any references therein to any Impact Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Impact Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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12.2. Performance of Covenants. Impact shall not have breached or failed to perform in any material respect any agreements or covenants required to be performed or complied with by either of them under this Agreement at or prior to the Effective Time.

12.3. Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Impact dated as of the Effective Time certifying that the conditions set forth in Sections 12.1, 12.2, 12.4 and 12.7 have been duly satisfied;

(b) written resignations in forms satisfactory to the Company, dated and effective as of the Effective Time executed by the officers and directors of Impact who are not to continue as officers or directors of Impact pursuant to Section 9.11 hereof;

(c) the Certified Bank Statement in accordance with Section 9.6 evidencing the Net Cash in the amount of $10,000 or above;

(d) the Impact Net Debt Schedule in accordance with Section 9.7 evidencing the Net Debt in the amount of $0;

(e) the signed Impact Stockholder Voting and Support Agreement by the Impact Consenting Stockholders, in substantially the form attached hereto as Exhibit A dated as of the date of this Agreement;

(f) the signed Transition Arrangement Agreement in substantially the form attached hereto as Exhibit B dated as of the date of this Agreement;

(g) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), together with written authorization for the Company to deliver such notice to the IRS on behalf of Impact after the Closing, and in each case, in form and substance reasonably acceptable to the Company;

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(h) a certificate from its secretary or other executive officer dated as of the Effective Time certifying as to, and attaching, (A) copies of Impact’s Organizational Documents as in effect as of the Effective Time (immediately prior to the Effective Time), (B) the resolutions of Impact’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Impact Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Impact is or is required to be a party or otherwise bound; and

(i) a good standing certificate (or similar documents applicable for such jurisdictions) for Impact dated as of the Effective Time.

12.4. No Impact Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Impact Material Adverse Effect that is continuing.

12.5. NYSE Listing. The PubCo Ordinary Shares shall be listed on NYSE as of immediately prior to the Closing; provided, that the condition in this Section 12.5 shall not be available to the Company if the Company has refused or unreasonably delayed, withheld or conditioned its consent to actions by Impact to maintain or regain, as applicable, the listing of Impact Common Stock on NYSE.

12.6. Impact Counsel Opinion. Sichenzia Ross Ference Carmel LLP shall have furnished to Impact a tax opinion, dated such Closing Date, in form and substance satisfactory to the Company, solely with respect to the tax consequences to the Impact shareholders of this Agreement.

12.7. Impact Termination of Contracts and Rights. Impact has provided written agreements or such other documents to the satisfaction of the Company, evidencing that Impact has completed the Termination of Agreements and Rights without any Liability being imposed on the part of Impact or the Surviving Corporation pursuant to Section 9.12 hereof.

12.8. Impact Transaction Expense. Impact has paid in full the Transaction Expenses on or prior to the Cash Determination Date with receipts or other documents to the satisfaction of the Company, evidencing the full payment of such Transaction Expenses.

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Section 13. TERMINATION

13.1. Termination. This Agreement may be terminated prior to the Closing Date (whether before or after adoption of this Agreement by the Company Shareholders and whether before or after approval of the Specified Impact Stockholder Matters by Impact’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Impact, PubCo, Dr Ashleys Shareholder and the Company;

(b) by either Impact, PubCo, Dr Ashleys Shareholder, or the Company if the Contemplated Transactions shall not have been consummated by March 1, 2026 (the “End Date”) which may be extended with the mutual consent of Impact, PubCo, Dr Ashleys Shareholder and the Company; provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available if action or failure to act of such Party or such Party’s Subsidiaries has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Impact, PubCo, Dr Ashleys Shareholder, or the Company if a court or other Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Impact if the Required Company Shareholder Vote shall not have been obtained within four (4) Business Days after the Registration Statement has become effective in accordance with the provisions of the Securities Act;

(e) by either Impact, PubCo, Dr Ashleys Shareholder, or the Company if (i) the Special Impact Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Impact’s stockholders shall have taken a final vote on the Specified Impact Stockholder Matters and (ii) the Specified Impact Stockholder Matters shall not have been approved at the Special Impact Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Impact Stockholder Vote; provided, however, that once the approval by irrevocable written consent from Impacting Consenting Shareholders has been obtained, Impact may not terminate this Agreement pursuant to this Section 13.1(e).

(f) by PubCo or the Company if an Impact Triggering Event shall have occurred;

(g) by PubCo or the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Impact or if any representation or warranty of Impact shall have become inaccurate, in either case, such that the conditions set forth in Section 11.1 or Section 11.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that PubCo or the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Impact’s representations and warranties or breach by Impact of any representation, warranty, covenant or agreement is curable by Impact then this Agreement shall not terminate pursuant to this Section 13.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from PubCo to Impact of such breach or inaccuracy and its intention to terminate pursuant to this Section 13.1(g) and (ii) Impact ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from PubCo to Impact of such breach or inaccuracy, its intention to terminate pursuant to this Section 13.1(g), and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 13.1(g) as a result of such particular breach or inaccuracy if such breach by Impact is cured prior to such termination becoming effective);

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(h) by Impact, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 12.1 or Section 12.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Impact is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company of any representation, warranty, covenant or agreement is curable by the Company then this Agreement shall not terminate pursuant to this Section 13.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from Impact to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 13.1(h) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Impact to the Company of such breach or inaccuracy, its intention to terminate pursuant to this Section 13.1(h), and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 13.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(i) by Impact (at any time prior to the approval of the Specified Impact Stockholder Matters by the Required Impact Stockholder Vote) and following compliance with all of the requirements set forth in Section 8.4 and Section 9.3, upon the Impact Board authorizing Impact to enter into a Permitted Alternative Agreement; or

(j) by Impact (at any time prior to the Required Company Shareholder Vote being obtained) if a Company Triggering Event shall have occurred.

(k) The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

13.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 13.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 13.2 and Section 14 (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any Party of any Liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

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Section 14. MISCELLANEOUS PROVISIONS

14.1. Non-Survival of Representations and Warranties. The representations and warranties of the Company, Impact and PubCo contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate after the Closing, and only the covenants that by their terms survive the Closing and this Section 14 shall survive Closing.

14.2. Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, PubCo, Merger Sub, Impact and Dr Ashleys Shareholder at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Impact Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, PubCo, Merger Sub, Impact and Dr Ashley Shareholder.

14.3. Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

14.4. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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14.5. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of any Federal or State court sitting in New York, New York, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 14.5, (c) irrevocably and unconditionally waives any objection to laying venue in any such action or proceeding in such courts, (d) irrevocably and unconditionally waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 14.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury. The Parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any Party and may be enforced in any other courts to whose jurisdiction any Party is or may be subject, by suit upon such judgment.

14.6. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

14.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to Impact, to: c/o Impact BioMedical Inc 1400 Broadfield Blvd., Suite 130 Houston, TX 77084 Attention: Frank D. Heuszel Email: frank.heuszel@impactbiomedinc.com	with a copy (which will not constitute notice) to: Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 Attn: Darrin M. Ocasio; Email: dmocasio@srfc.law

If to PubCo or the Company at or prior to the Closing, to:

c/o Dr Ashleys Bio Labs Limited

1504, Peninsula Sq 18

Sung On Street

Kowloon, Hong Kong

Attention: Dr. Kanans Visvanats

Email: dkv@drashleys.com

with a copy (which will not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue

Chrysler East Building, 20th Floor

New York, NY 10017
Attn: Mitchell L. Lampert; Joy Hui
Email: mlampert@rc.com; jhui@rc.com

If to Dr Ashleys Shareholder, to: c/o Dr Ashleys Bio Labs Limited 1504, Peninsula Sq 18 Sung On Street Kowloon, Hong Kong Attention: Dr. Kanans Visvanats Email: dkv@drashleys.com with a copy (which will not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue

Chrysler East Building, 20th Floor

New York, NY 10017
Attn: Mitchell L. Lampert; Joy Hui
Email: mlampert@rc.com; jhui@rc.com

If to PubCo or the Company after the Closing, to: c/o Dr Ashleys Bio Labs Limited 1504, Peninsula Sq 18 Sung On Street Kowloon, Hong Kong Attention: Dr. Kanans Visvanats Email: dkv@drashleys.com with a copy (which will not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue

Chrysler East Building, 20th Floor

New York, NY 10017
Attn: Mitchell L. Lampert; Joy Hui
Email: mlampert@rc.com; jhui@rc.com

99

14.8. Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

14.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

14.10. Other Remedies; Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

14.11. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

100

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Dr AshleyS Limited

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director

[Signature Page to Merger and Share Exchange Agreement]

S-1

WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

IMPACT BIOMEDICAL INC.

By:	/s/ Frank D. Heuszel
Name:	Frank D. Heuszel
Title:	Chief Executive Officer

S-2

WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DR ASHLEYS NEVADA SUB, INC.

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director and Chief Executive Officer

S-3

WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DR ASHLEYS BIO LABS LIMITED

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director

S-4

DR Ashleys SHAREHOLDER

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats

S-5

EXHIBIT A

Form of Impact Stockholder Voting and Support Agreement

[Omitted]

S-6

EXHIBIT B

Form of Transition Arrangement Agreement

[Omitted]

S-7

EXHIBIT C

Form of Articles of Merger

[Omitted]

S-8